UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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DOMINO’S PIZZA, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Domino’s Pizza, Inc.

Annual Meeting of Shareholders

Ann Arbor, Michigan

Tuesday, April 29, 2014

Meeting begins at 10:00 a.m. EDT • Doors open at 9:30 a.m. EDT

30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105 • 734-930-3030

For further information, call Domino’s Pizza Investor Relations at 734-930-3008.

Domino’s Pizza, Inc.

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Domino’s Pizza, Inc.:

Notice is hereby given that the 2014 Annual Meeting of Shareholders of Domino’s Pizza, Inc. (the “Company”) will be held at the Domino’s Pizza World Resource Center, 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, on April 29, 2014 at 10:00 a.m. Eastern Daylight Time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

1.	To elect two Class I Directors, specifically named in the Proxy Statement, each to serve until the 2017 Annual Meeting of Shareholders, or until their successors are duly elected and qualified;

2.	To hold an advisory and non-binding vote on the compensation of the Company’s named executive officers;

3.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accountants for the Company for the current fiscal year; and

4.	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 5, 2014 are entitled to notice of and to vote at the 2014 Annual Meeting of Shareholders and any adjournments or postponements thereof.

By order of the Board of Directors,

Adam J. Gacek Secretary

March 20, 2014

YOUR VOTE IS IMPORTANT

We are offering registered shareholders the opportunity to vote their shares electronically through the internet or by telephone. Please see the Proxy Statement and the enclosed Proxy for details about electronic voting. You are urged to date, sign and promptly return the enclosed Proxy, or to vote electronically through the internet or by telephone, so that your shares may be voted in accordance with your wishes and so that the presence of a quorum may be assured. Voting promptly, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional Proxy solicitation. You may revoke your Proxy at any time, regardless of your voting method, as fully described on page 2 of the accompanying Proxy Statement.

Voting your shares by the enclosed Proxy, or electronically, does not affect your right to vote in person in the event you attend the meeting. You are cordially invited to attend the meeting, and the Company requests that you indicate your plans in this respect in the space provided on the enclosed form of Proxy or as prompted if you vote electronically. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or nominee that confirms you are the beneficial owner of those shares.

Domino’s Pizza, Inc.

Notice of 2014 Annual Meeting of Shareholders,

Proxy Statement and Other Information

DOMINO’S PIZZA, INC.

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48105

(734) 930-3030

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or “Board”) of Domino’s Pizza, Inc. for use at the 2014 Annual Meeting of Shareholders (“Annual Meeting”) to be held on Tuesday, April 29, 2014 at 10:00 a.m. EDT at the Domino’s Pizza World Resource Center, 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, and at any adjournment thereof. The Company has made these materials available to you on the Internet or, upon your request, has delivered printed copies to you by mail or electronic versions by e-mail. The Company will pay the expenses of solicitation of Proxies. We will request banks, brokers and other custodians, nominees and fiduciaries to solicit Proxies from their customers and will reimburse those banks, brokers and other custodians, nominees and fiduciaries for reasonable out-of-pocket costs for this solicitation. Further solicitation of Proxies may be made by mail, personal interview and/or telephone by officers, directors and other employees of the Company, none of whom will receive additional compensation for assisting with the solicitation.

This Proxy Statement, along with the Notice of Annual Meeting of Shareholders and form of Proxy, was first made available to shareholders on or about March 20, 2014. As used in this Proxy Statement, references to the “Company,” “Domino’s” or “Domino’s Pizza” refer to Domino’s Pizza, Inc. and its wholly-owned subsidiaries.

VOTING SECURITIES

Record Date, Issued and Outstanding Shares

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting was the close of business on March 5, 2014 (the “Record Date”). On the Record Date, there were 55,742,823 shares of common stock, $0.01 par value per share, the Company’s only voting securities, outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.

Quorum Requirement

Under the Company’s By-Laws, the holders of a majority of the shares of common stock outstanding and entitled to vote at the Annual Meeting constitute a quorum for the transaction of business at the Annual Meeting. Shares of common stock represented in person or by proxy, including shares that abstain or do not vote with respect to one or more of the matters presented for shareholder approval, will be counted for purposes of determining whether a quorum is present.

VOTING AND PROXIES

Voting Procedures

The holders of common stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Shareholders may choose to vote; (i) by returning the enclosed Proxy card, (ii) electronically by accessing the internet site or by using the toll-free telephone number, both of which are stated on the form of Proxy, or (iii) by attending the Annual Meeting and voting in person.

All properly executed Proxies received by mail, and properly authenticated electronic votes recorded through the internet or by telephone, will be voted as directed by the shareholder. All properly executed Proxies received by mail that do not specify how shares should be voted will be voted “FOR” the election as Directors of the nominees listed below under “ELECTION OF DIRECTORS,” “FOR” the advisory vote to approve the compensation of the Company’s named executive officers, and “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accountants of the Company for the current fiscal year.

Revocation of Proxies

Any Proxy given pursuant to this solicitation may be revoked at any time before it is voted either by; (i) signing and returning a new Proxy card with a later date, (ii) submitting a later-dated vote by telephone or via the internet (only your latest telephone or internet vote received by 11:59 p.m., Eastern Daylight Time, on April 28, 2014 will be counted), (iii) filing with our Corporate Secretary a written notice of revocation dated later than the date of the Proxy being revoked, or (iv) attending the Annual Meeting and revoking or voting in person. Any written notice of revocation should be sent to: Corporate Secretary, Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105.

The internet and telephone procedures for voting and for revoking or changing a vote are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Shareholders that vote through the internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, which will be borne by the shareholder.

Broker Non-Votes

Brokers are subject to the rules of the New York Stock Exchange (the “NYSE”). The NYSE rules direct that certain matters submitted to a vote of shareholders are “routine” items and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions, subject to the rules of the NYSE concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those brokerage firms. Brokers who hold shares in street name for customers who are beneficial owners of such shares are prohibited from giving a proxy to vote such customers’ shares on “non-routine” matters in the absence of specific instructions from such customers.

Under current NYSE rules, we believe Proposals 1 (election of Directors) and 2 (advisory vote on executive compensation) are “non-routine” matters. Accordingly, if your broker holds shares that you own in “street name,” the broker may not vote your shares on either Proposal 1 or Proposal 2 without receiving instructions from you. The broker may vote your shares on Proposal 3 (ratification of independent auditors) even if the broker does not receive instructions from you. If your broker does not vote on a proposal, this is commonly referred to as a “broker non-vote.” Broker non-votes will not be counted as having voted in person or by proxy and will not affect the outcome of the proposals.

Votes Required

Under Proposal 1, Directors are elected by a plurality of the votes of the shares of common stock represented and voted at the Annual Meeting. If you withhold your vote for a particular nominee, then your vote will not count “FOR” such nominee. Broker non-votes will not be treated as votes cast with respect to the election of Directors and, therefore, will have no effect on the outcome of the election of Directors.

Approval of Proposal 2 requires the affirmative vote of a majority of the shares voted in person or by proxy at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast and, therefore, will have the same effect as a negative vote. Broker non-votes will have no effect on the outcome of the vote.

Approval of Proposal 3 requires the affirmative vote of a majority of the shares voted in person or by proxy at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast and, therefore, will have the same effect as a negative vote. We do not expect any broker non-votes on this proposal.

No matter currently is expected to be considered at the Annual Meeting other than Proposals 1, 2 and 3. If any other matters are properly brought before the Annual Meeting for action, it is intended that the persons named in the proxy and acting thereunder will vote in accordance with their discretion on such matters.

PROPOSAL ONE: ELECTION OF DIRECTORS

Domino’s currently has a classified Board of Directors consisting of two Class I Directors with terms expiring at the Annual Meeting, three Class II Directors with terms expiring in 2015, and three Class III Directors with terms expiring in 2016. At each annual meeting of shareholders, Directors in one class are elected for a full term of three years to succeed those Directors whose terms are expiring. In addition, the Company currently intends to include in its proxy statement for its 2015 annual meeting of shareholders a management proposal to amend the Company’s certificate of incorporation in order to effect the declassification of the Company’s Board of Directors. If approved by the shareholders, each Director that is elected after the Company’s 2015 annual meeting (and after the filing of such amendment to the certificate of incorporation with the Delaware Secretary of State) will be elected for a one-year term.

This year, the two Class I Director nominees will stand for election to a three-year term expiring at the 2017 annual meeting. The persons named in the enclosed Proxy will vote to elect Andrew B. Balson and Vernon “Bud” O. Hamilton as Directors unless the Proxy is marked otherwise. Each of the nominees has indicated his willingness to serve, if elected. However, if a nominee should be unable to serve, the shares of common stock represented by Proxies may be voted for a substitute nominee designated by the Board. Management has no reason to believe that any of the above-mentioned persons will not serve his term as a Director.

Our Nominating and Corporate Governance Committee does not have any specific, delineated qualifications for the nomination of director candidates. However, the Nominating and Corporate Governance Committee does take into account a number of factors, qualifications and skills that it deems appropriate. The Company and the Board, at a minimum, seek to have Directors with sound business judgment, wisdom and knowledge in his or her field of expertise. Identified and described below are the additional key experiences, qualifications and skills that are important to the Company’s business and that were considered in the selection of the Directors, which factors may change from time to time.

•

Business experience. The Company and the Board believe that the Company benefits from nominating Directors with a substantial degree of business experience. This may include accomplishments or recognized achievements in his or her particular field of practice.

•

Leadership experience. The Company and the Board believe that Directors with experience in significant leadership positions over an extended period, especially President or Chief Executive Officer positions, provide the Company with strategic insights. These Directors generally possess superior leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, long-term strategy, risk management and the methods to drive change and growth.

•

Finance experience. The Company and the Board identified an understanding of finance and financial reporting processes as an important characteristic for our Directors. The Company uses financial measures to evaluate its performance as well as its accomplishment of financial performance targets. In addition, the Board and the Audit Committee oversee the required public disclosure of the Company that includes financial statements and related information.

•

Educational and industry experience. The Company and the Board seek to have directors with relevant education, business expertise and experience as executives, directors, investors or in other leadership positions in the retail sector, including the restaurant industry.

Set forth below are the name, age, principal occupation and qualifications of each nominee for election as a Class I Director and of each continuing member of the Board. The Nominating and Corporate Governance Committee believes that each of the nominees and each of the continuing Directors possess the necessary professional experience and qualifications to contribute to the success of the Company. Information with respect to the business experience, other publicly-held companies on which they serve, or served in the past five years, as a director and the number of shares of Domino’s Pizza, Inc. common stock beneficially owned by each Director, appears later in this Proxy Statement.

Nominees for Election for Terms Expiring in 2017 (Class I Directors)

Name	Age	Principal Occupation and Qualifications	Director Since
Andrew B. Balson	47

Principal Occupation/Business Experience: Mr. Balson served as a Managing Director of Bain Capital, LLC, a global investment company, from 2001 to 2014. Mr. Balson became a Principal of Bain Capital in June 1998.

Qualifications: Mr. Balson brings to the Board strategic acquisition experience, a high level of financial literacy and overall business acumen through his executive experience at Bain Capital, LLC. His public and private company board experience and his familiarity with the Company, as well as his extended tenure as a Director of the Company, qualify him to continue to serve on the Board.

			1999

Vernon “Bud” O. Hamilton	71

Principal Occupation/Business Experience: Mr. Hamilton served in various executive positions for Procter & Gamble from 1966 until his retirement in 2003. Mr. Hamilton most recently served as Vice President, Innovation—Research & Development—Global from 2002 through 2003. He also served as Vice President of Procter & Gamble Customer Business Development—North America from 1999 to 2001.

Qualifications: Mr. Hamilton brings to the Board business development expertise, financial literacy and overall business experience through his service in various executive positions at Proctor & Gamble. His familiarity with the Company and his tenure as a Director of the Company qualify him to continue to serve on the Board.

			2005

THE BOARD OF DIRECTORS RECOMMENDS THAT THE

SHAREHOLDERS VOTE FOR THE ABOVE NOMINEES.

Continuing Directors

The following Directors will continue to serve after the Annual Meeting:

Directors with Terms Expiring in 2015 (Class II Directors)

Name	Age	Principal Occupation and Qualifications	Director Since
David A. Brandon	61

Principal Occupation/Business Experience: Mr. Brandon has served as the Director of Athletics for the University of Michigan since March 2010. Mr. Brandon has served as Chairman of the Board of Directors since March 1999. Mr. Brandon also served as Chief Executive Officer of Domino’s Pizza, Inc. from March 1999 through March 2010.

Qualifications: Mr. Brandon served as the Company’s Chairman and Chief Executive Officer for eleven years and thereby possesses a deep understanding of the Company’s operations, market development objectives, strategic planning and other internal business aspects of the Company. Mr. Brandon brings to the Board extensive executive experience in marketing and sales. His service as a member of the boards of directors of several other companies, including retailers, also makes him qualified to serve as a Director of the Company.

			1999

Diana F. Cantor	56	Principal Occupation/Business Experience: Ms. Cantor has been a Partner with Alternative Investment Management, LLC since January 2010. Ms. Cantor served as a Managing Director with New York Private Bank and Trust from January 2008 through December 2009. Qualifications: Ms. Cantor possesses extensive financial skills and brings to the Board an important financial perspective. Ms. Cantor also provides valuable consumer product and marketing knowledge, as well as significant public company directorship experience.	2005

Richard L. Federico	59	Principal Occupation/Business Experience: Mr. Federico currently serves as Chairman and Chief Executive Officer of P.F. Chang’s China Bistro, Inc. Mr. Federico has been the Chief Executive Officer or Co-Chief Executive Officer of P.F. Chang’s since September 1997 and has been a Director of P.F. Chang’s since February 1996. Qualifications: Mr. Federico brings to the Board experience in leading a successful publicly-held restaurant concept and overall business acumen, making him qualified for service as a Director of the Company.	2011

Directors with Terms Expiring in 2016 (Class III Directors)

Name	Age	Principal Occupation and Qualifications	Director Since
J. Patrick Doyle	50	Principal Occupation/Business Experience: Mr. Doyle has served as President and Chief Executive Officer of Domino’s Pizza, Inc. since March 2010 and as a Director since February 2010. Mr. Doyle had served as President, Domino’s U.S.A. from September 2007 to March 2010 and as an executive at Domino’s Pizza, Inc. since 1997. Qualifications: Mr. Doyle’s 17 years of executive roles within the Company provides him with a deep understanding of the Company’s operations, market development objectives, strategic planning and other internal business aspects of the Company.	2010

James A. Goldman	55	Principal Occupation/Business Experience: Mr. Goldman served as President and Chief Executive Officer of Godiva Chocolatier Inc. from 2004 to 2014. Mr. Goldman was President of the Foods and Beverage Division at Campbell Soup Company from 2001 to 2004. Qualifications: Mr. Goldman brings to the Board experience in leading successful retail companies, overall business acumen, and public company directorship experience.	2010

Gregory A. Trojan	54

Principal Occupation/Business Experience: Mr. Trojan has served as Chief Executive Officer and as a director of BJ’s Restaurants, Inc. since December 2012. Mr. Trojan was the CEO of Guitar Center, Inc. from 2010 through 2012, and President and Chief Operating Officer from 2007 to 2010. Mr. Trojan served as President and Chief Executive Officer of House of Blues Entertainment, Inc. from 1996 to 2006.

Qualifications: Mr. Trojan brings to the Board experience in leading several successful restaurant and retail concepts, overall business experience and financial expertise, making him qualified for service as a Director of the Company.

			2010

DIRECTOR BACKGROUND INFORMATION

David A. Brandon has served as our Chairman of the Board of Directors since March 1999. Mr. Brandon served as Chairman of the Board and Chief Executive Officer from March 1999 to March 2010. Mr. Brandon was retained by the Company as a Special Advisor from March 2010 to January 2011. Mr. Brandon was President and Chief Executive Officer of Valassis, Inc., a company in the sales promotion and coupon industries, from 1989 to 1998 and Chairman of the Board of Directors of Valassis, Inc. from 1997 to 1998. Mr. Brandon is currently the Director of Athletics for the University of Michigan and serves on the Boards of Directors of Herman Miller Inc. and DTE Energy and also previously served on the Boards of Directors of Burger King Corporation, Kaydon Corporation, Northwest Airlines and The TJX Companies, Inc.

Andrew B. Balson has served on our Board of Directors since March 1999, serves as the Chairperson of the Compensation Committee of the Board of Directors and also serves on the Nominating and Corporate Governance Committee of the Board of Directors. Mr. Balson served as a Managing Director of Bain Capital, a global investment company, from 2001 to 2014. Mr. Balson became a Principal of Bain Capital in June 1998.

Mr. Balson serves on the Boards of Directors of Bloomin’ Brands, Inc. and FleetCor Technologies, Inc. as well as a number of private companies. Mr. Balson also previously served on the Boards of Directors of Burger King Corporation and Dunkin’ Brands, Inc.

Diana F. Cantor has served on our Board of Directors since October 2005, serves as the Chairperson of the Audit Committee of the Board of Directors and also serves on the Nominating and Corporate Governance Committee of the Board of Directors. Ms. Cantor joined Alternative Investment Management, LLC as a Partner in January 2010 and is the Chairman of the Virginia Retirement System, where she also serves on the Audit and Compliance Committee. Ms. Cantor was a Managing Director with New York Private Bank and Trust from January 2008 through the end of 2009. Ms. Cantor served as Executive Director of the Virginia College Savings Plan, the state’s 529 college savings program, from 1996 to January 2008. Ms. Cantor served seven years as Vice President of Richmond Resources, Ltd. from 1990 through 1996, and as Vice President of Goldman, Sachs & Co. from 1985 to 1990. Ms. Cantor is also a member of the Boards of Directors of Media General, Inc., Universal Corporation, Revlon, Inc., Knowledge Universe—US and Service King Body and Paint LLC. Ms. Cantor also previously served on the Boards of Directors of the Edelman Financial Group Inc. and Vistage International.

J. Patrick Doyle has served as our President and Chief Executive Officer since March 2010 and was appointed to the Board of Directors in February 2010. Mr. Doyle served as President, Domino’s U.S.A. from September 2007 to March 2010, Executive Vice President, Team U.S.A. from 2004 to 2007, Executive Vice President of International from May 1999 to October 2004 and as interim Executive Vice President of Build the Brand from December 2000 to July 2001. Mr. Doyle served as Senior Vice President of Marketing from the time he joined Domino’s in 1997 until May 1999. Mr. Doyle serves on the Board of Directors of G&K Services, Inc.

Richard L. Federico has served on our Board of Directors since February 2011 and also serves on the Compensation Committee of the Board of Directors. Mr. Federico is currently Chairman and Chief Executive Officer of P.F. Chang’s China Bistro, Inc., based in Scottsdale, Arizona and has served as Chief Executive Officer or Co-Chief Executive Officer of P.F. Chang’s since 1997. Mr. Federico serves on the Board of Directors of Jamba Inc. Mr. Federico is a founding director of Chances for Children.

James A. Goldman has served on our Board of Directors since March 2010 and also serves on the Compensation Committee of the Board of Directors. Mr. Goldman served as President and CEO of Godiva Chocolatier Inc., based in New York City, from 2004 to 2014. He was President of the Foods and Beverage Division at Campbell Soup Company from 2001 to 2004. He worked in various executive positions at Nabisco Inc. from 1992 to 2000. Prior to his work at Nabisco Inc., Mr. Goldman was a senior consulting associate at McKinsey & Co. Mr. Goldman served as a member of the Board of Directors at The Children’s Place Retail from 2006 to 2008, and served on the Compensation Committee. Mr. Goldman is currently on the Board of Directors of the International Tennis Hall of Fame in Newport, Rhode Island. He also served on the Board of Trustees at the YMCA Camps Becket and Chimney Corners in Becket, Massachusetts from 1992 to 1998.

Vernon “Bud” O. Hamilton has served on our Board of Directors since May 2005, serves as the Chairperson of the Nominating and Corporate Governance Committee of the Board of Directors and also serves on the Audit Committee of the Board of Directors. Mr. Hamilton served in various executive positions for Procter & Gamble from 1966 through 2003. Mr. Hamilton most recently served as Vice President, Innovation-Research & Development-Global from 2002 through 2003 and served as Vice President of Procter & Gamble Customer Business Development-North America from 1999 to 2001, Vice President of Procter & Gamble Customer Marketing-North America from 1996 through 1998 and President of Eurocos, a wholly-owned subsidiary of Procter & Gamble, from 1994 to 1995.

Gregory A. Trojan has served on our Board of Directors since March 2010 and also serves on the Audit Committee of the Board of Directors. Mr. Trojan is currently the CEO and President of BJ’s Restaurants, Inc., a casual dining restaurant company located in Huntington Beach, California. He was elected to the BJ’s Board of Directors in December 2012. Prior to joining BJ’s, he was the CEO of Guitar Center, Inc. from 2010 through

2012, where he served as President and Chief Operating Officer from 2007 to 2010. From 1998 to 2006, he was CEO of House of Blues Entertainment, Inc., having served as the House of Blues’ President from 1996-1998. Mr. Trojan worked in various executive positions at PepsiCo Inc. from 1990 to 1996, most recently as CEO of California Pizza Kitchen. Prior to that, he was a consultant at Bain & Company, The Wharton Small Business Development Center and Arthur Andersen & Co. In addition, he previously served on the Board of Directors of Oakley, Inc.

CORPORATE GOVERNANCE PRINCIPLES AND DIRECTOR INFORMATION

Domino’s Pizza has a commitment to strong corporate governance practices. These practices provide a framework within which the Company’s Board and management can pursue the strategic objectives of Domino’s Pizza and ensure its long-term growth for the benefit of shareholders. The Company’s corporate governance principles and practices are reviewed annually by the Nominating and Corporate Governance Committee and any changes are recommended to the Board for approval. The Company’s Corporate Governance Principles are posted on the Domino’s corporate and investor website www.dominosbiz.com under the Investors—Corporate Governance section and are available free of charge upon request from the Company’s Corporate Secretary. The Company’s corporate and investor website (“Investors—Corporate Governance” section on www.dominosbiz.com) also contains the Nominating and Corporate Governance Committee Charter, the Compensation Committee Charter and the Audit Committee Charter. All the referenced charters and the other documents referenced herein are available free of charge upon request from the Company’s Corporate Secretary.

The Corporate Governance Principles and the Charter of the Nominating and Corporate Governance Committee set forth the Company’s policies with respect to Board structure, membership (including nominee qualifications), performance, operations and management oversight. Pursuant to the Corporate Governance Principles, the Board meets at least quarterly in an executive session and in a non-management executive session. The current discussion leader for executive session is generally Mr. Brandon and the current discussion leader for the independent Director session is generally Mr. Balson. The independent Directors meet separately at each quarterly Board meeting.

The entire Board of Directors is engaged in risk management oversight. At the present time, the Board has not established a separate committee to facilitate its risk oversight responsibilities. The Board will continue to monitor and assess whether such a committee would be appropriate. In accordance with NYSE listed company rules, the Audit Committee assists the Board of Directors in its oversight of Domino’s Pizza’s company-wide risk management and the process established to identify, measure, monitor, and manage risks, in particular major financial risks. The Board of Directors receives regular reports from management, as well as from the Audit Committee and other standing committees regarding relevant risks and the actions taken by management to adequately address those risks.

The Company is required to have a majority of its Board be independent Directors. The Company’s Corporate Governance Principles contain the Company’s standards for director independence. A Director will be designated as independent if he or she; (i) has no material relationship with the Company or its subsidiaries, (ii) satisfies the other criteria specified by NYSE listed company rules, (iii) has no business conflict with the Company or its subsidiaries, and (iv) otherwise meets applicable independence criteria specified by law, regulation, exchange requirement or the Board. The Board has affirmatively determined that the following Directors are independent under that definition:

Andrew B. Balson

Diana F. Cantor

Richard L. Federico

James A. Goldman

Vernon “Bud” O. Hamilton

Gregory A. Trojan

The Corporate Governance Principles further provide that the Directors are invited and expected to attend the Company’s annual meetings of shareholders. All Directors serving at the time attended the 2013 annual meeting of shareholders.

The Company has adopted a Code of Professional Conduct for Senior Financial Officers that applies to all executive officers of the Company, including the Chief Executive Officer and Chief Financial Officer, as well as all of the Company’s other financial officers and other employees with senior financial roles. In addition, the Company has adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees that applies to all Directors, officers and employees. The Code of Professional Conduct and the Code of Business Conduct and Ethics are posted on the Company’s corporate and investor website (“Investors—Corporate Governance” section on www.dominosbiz.com). The Company intends to satisfy the disclosure requirement regarding any amendment to, or waiver of, a provision of the Code of Professional Conduct for the Chief Executive Officer, Chief Financial Officer, Corporate Controller or persons performing similar functions, by posting such information on its website.

A total of five meetings of the Board of the Company were held during 2013, and the Board acted via unanimous written consent on two other occasions. Each Director attended at least 75% of the aggregate of; (i) the total number of meetings of the Board, and (ii) the total number of meetings held by all committees of the Board on which that Director served during the period each served as a Director.

In accordance with NYSE requirements, the Board has a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee, all of which are comprised solely of “independent” Directors, as defined by Section 303A of the NYSE listed company rules. Each committee of the Board has designated responsibilities and regularly reports on their activities to the entire Board.

The Company’s current leadership structure separates the Chairman and Chief Executive Officer roles into two positions. David A. Brandon is the Chairman of the Board and J. Patrick Doyle is the Chief Executive Officer. From March 1999 until March 2010, the Company’s leadership structure had both positions combined and since March 2010, the Company’s leadership structure has had the roles divided into two positions. The Company has determined what leadership structure it deems appropriate based on factors such as the experience of the applicable individuals, the current business environment of the Company, or other relevant criteria. After considering these factors, the Company determined that separating the positions of Chairman of the Board and Chief Executive Officer is the appropriate leadership structure. The Chief Executive Officer is responsible for the strategic direction of the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for the Board meetings and presides over meetings of the Board. The Company and the Board believe that this is appropriate under current circumstances, because it allows management to make the operating decisions necessary to manage the business, while helping to keep a measure of independence between the oversight function of our Board of Directors and operating decisions. The Company and the Board feel that this division provides an appropriate balance of operational focus, flexibility and oversight, and they support this structure.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Messrs. Hamilton (Chair) and Balson and Ms. Cantor. The Committee held two meetings in 2013. Each member of the Nominating and Corporate Governance Committee is independent as required under the NYSE listed company rules as discussed above. A Nominating and Corporate Governance Committee Charter, as approved by the Board, can be found on the Company’s corporate and investor website (“Investors—Corporate Governance” section on www.dominosbiz.com).

The Committee’s functions include assisting the Board in determining the desired qualifications of Directors, identifying potential individuals meeting those qualifications, proposing to the Board a slate of nominees for election by the shareholders and reviewing candidates nominated by shareholders. In addition, further functions include reviewing the succession planning process for senior management of the Company, reviewing the Corporate Governance Principles, making recommendations to the Board with respect to other corporate governance principles applicable to the Company, recommending Directors to serve on committees, overseeing the determinations of director independence, overseeing the annual evaluation of the Board and management and reviewing Board succession plans.

The Nominating and Corporate Governance Committee meets regularly to discuss, among other things, identification and evaluation of potential candidates for nomination as a Director. The Nominating and Corporate Governance Committee may use a paid outside search firm to identify possible Directors. In addition to the experiences, qualifications and skills for Directors listed under Proposal One, Director candidates will be evaluated according to the qualifications as set forth in the Board’s Corporate Governance Principles, including:

•	High personal and professional ethics, integrity and values;

•	Possession of a range of talents, skills and expertise to provide sound and prudent guidance with respect to the operations and interests of the Company;

•	Expertise that is useful to the Company and complementary to the background and experience of other Board members;

•	Ability to devote the time necessary for the diligent performance of the duties and responsibilities of Board membership;

•	Commitment to serve on the Board over a period of several years to develop knowledge about the Company and its operations;

•	Willingness to represent the long-term interests of all shareholders and objectively appraise management’s performance; and

•	Board diversity and other relevant factors as the Board may determine.

While the Nominating and Corporate Governance Committee does not have a written policy regarding diversity in identifying director candidates, the Nominating and Corporate Governance Committee considers diversity in its search for the best candidates to serve on the Board of Directors. The Committee looks to incorporate diversity into the Board through a number of demographics, skills, experiences, including operational experience, and viewpoints, all with a view to identify candidates that can assist the Board with its decision making. The Committee believes that the current Board of Directors reflects diversity on a number of these factors.

The nominees for election at the Annual Meeting, Andrew B. Balson and Vernon “Bud” O. Hamilton, already serve as Directors of the Company.

The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders for the 2015 annual meeting of shareholders, provided that the names of such nominees are submitted in writing, not later than November 20, 2014, to the Corporate Secretary of Domino’s Pizza, Inc. at 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105. Each such submission must include a statement of the qualifications of the nominee, a consent signed by the nominee evidencing a willingness to serve as a Director, if elected, and a commitment by the nominee to meet personally with the Nominating and Corporate Governance Committee members.

Other than the submission requirements set forth above, there are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a nominee for Director recommended by a shareholder.

Compensation Committee

The members of the Compensation Committee are Messrs. Balson (Chair), Federico and Goldman. Each member of the Compensation Committee is an independent director. The independence of each member of the Compensation Committee is determined annually by the full Board of Directors in accordance with Section 303A.05 of the NYSE listed company rules. In 2013, the Board of Directors determined that each member of the Compensation Committee was independent. The Compensation Committee met three times during 2013, and acted via unanimous written consent on two other occasions, to conduct its required business in accordance with the Compensation Committee Charter. The Compensation Committee Charter, as approved by the Board, reflects the Compensation Committee’s responsibilities, and the Compensation Committee reviews the charter at least once annually. The charter was last reviewed and amended in July 2013 and can be found on the Company’s corporate and investor website (“Investors—Corporate Governance” section on www.dominosbiz.com).

The Compensation Committee’s functions include examining the levels and methods of compensation employed by the Company with respect to the Chief Executive Officer and other executive officers, making recommendations with respect to other executive officer compensation, reviewing and approving the compensation package of the Chief Executive Officer, making recommendations to the Board with respect to Director compensation, making recommendations to the Board with respect to incentive compensation plans and equity-based plans, making plan administration and compensation decisions under equity compensation plans approved by the Board, administering one or more incentive bonus plans, subject to shareholder approval, that will qualify as compensation paid thereunder as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), and implementing and administering such plans.

In February 2013, the Compensation Committee established the annual performance measure, list of participants and target incentive amounts for executives under the Amended 162(m) Plan, approved by the Company’s shareholders in 2010, for senior executives of the Company. For 2013, all of the named executive officers were participants under the Amended 162(m) Plan. Additionally, the Compensation Committee determined to lengthen the vesting period for all stock options and performance-based restricted stock granted on or after February 12, 2013 from three years to four years.

Audit Committee

The members of the Audit Committee are Ms. Cantor (Chair) and Messrs. Hamilton and Trojan. Each member of the Audit Committee is independent as required under the NYSE listed company rules. The Committee met six times during 2013. The Audit Committee Charter, as approved by the Board, can be found on the Company’s corporate and investor website (“Investors—Corporate Governance” section on www.dominosbiz.com).

The Board has determined that two of its independent members, Ms. Cantor and Mr. Trojan, are Audit Committee financial experts under Item 407(d)(5) of Regulation S-K. The Audit Committee’s functions include; (i) providing assistance to the Board in fulfilling its oversight responsibility relating to the Company’s financial statements and the financial reporting process, compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent registered public accountants, the Company’s system of internal controls, the internal audit function, the Company’s code of ethical conduct, (ii) retaining and, if appropriate, terminating the independent registered public accountants, and (iii) approving audit and non-audit services to be performed by the independent registered public accountants.

Under the corporate governance listing standards of the NYSE, if an audit committee member simultaneously serves on the audit committees of more than three public companies, and the listed company does not limit the number of audit committees on which its audit committee members serve to three or less, then in each case the board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the listed company’s audit committee. In July 2013, the Board determined that

Ms. Cantor’s simultaneous service on the audit committees of more than three public companies would not impair her ability to serve effectively as a member of the Audit Committee. As of September 2013, Ms. Cantor no longer served on the audit committees of more than three public companies.

The Audit Committee has adopted a policy under which audit and non-audit services to be rendered by the Company’s independent public registered accountants are pre-approved. This policy can be found on the Company’s corporate and investor website (“Investors—Corporate Governance” section on www.dominosbiz.com).

Audit and Other Service Fees

The following table sets forth the aggregate fees for professional services. All such services were pre-approved by the Audit Committee and rendered by PricewaterhouseCoopers LLP for each of the last two fiscal years (dollars in thousands):

	2013	2012
Audit fees (1)	$1,140	$1,391
Audit-related fees (2)	85	83
Tax fees	—	—
All other fees (3)	2	2

Total	$1,227	$1,476

(1)	Includes services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q, the audits of certain subsidiaries and other audit services normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. The amounts also include services related to Sarbanes-Oxley Act compliance. The 2012 amount also includes approximately $252,000 of fees for services related to the Company’s recapitalization transaction that was completed in 2012.

(2)	Includes fees for services related to the audit of the Domino’s advertising fund subsidiary and discussions concerning financial accounting and reporting standards.

(3)	Annual license fee for technical accounting research software.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Act of 1934, except to the extent the Company specifically incorporates this Report.

The Audit Committee is governed by a written charter which was adopted by the Company’s Board of Directors and is reviewed annually by the Audit Committee. The Audit Committee is responsible for overseeing the quality and integrity of the Company’s accounting, auditing, financial reporting and internal control practices. The Audit Committee is responsible for, in addition to other activities, the appointment, retention and compensation of the Company’s independent registered public accountants. The Audit Committee has a policy with respect to the pre-approval of non-audit services.

Each member of the Audit Committee is independent as required under the NYSE listed company rules, including those rules applicable to audit committee members. The Board has determined that two of its independent members, Ms. Cantor and Mr. Trojan, are audit committee financial experts under Item 407(d)(5) of Regulation S-K. The Audit Committee met six times during 2013.

In performing its responsibilities, the Audit Committee, in addition to other activities; (i) reviewed and discussed the Company’s audited financial statements with management, (ii) discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accountants, the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standards Section 380 (Communication With Audit Committees), and (iii) received the letter from PricewaterhouseCoopers LLP required by the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence and discussed with PricewaterhouseCoopers LLP the firm’s independence. Based on these reviews, discussions and activities, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2013 for filing with the Securities and Exchange Commission.

The Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with maintaining such firm’s independence. After reviewing the services provided by PricewaterhouseCoopers LLP, including all non-audit services, the Audit Committee, in accordance with its charter, authorized the reappointment of PricewaterhouseCoopers LLP as the independent registered public accountants of the Company, with such reappointment to be ratified by the shareholders at the Annual Meeting.

Respectfully submitted,

Audit Committee

Diana F. Cantor, Chairperson

Vernon “Bud” O. Hamilton

Gregory A. Trojan

STOCK OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners

The following table sets forth information (based upon filings with the Securities and Exchange Commission) with respect to the persons believed by the Company to own beneficially more than 5% of the outstanding common stock, par value $0.01 per share, of the Company as of December 31, 2013:

	Common Stock, par value $0.01 per share
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
BlackRock, Inc. (1) 40 East 52nd Street New York, New York 10022	6,588,630	11.82%
Cedar Rock Capital Limited (2)	5,195,946	9.32%
Andrew Brown 110 Wigmore Street London W1U 3RW United Kingdom
The Vanguard Group, Inc. (3) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	3,890,037	6.98%
FMR LLC (4) 245 Summer Street Boston, Massachusetts 02110	3,718,413	6.67%
Capital Research Global Investors (5) 333 South Hope Street Los Angeles, CA 90071	3,596,867	6.45%
Renaissance Technologies LLC (6)	2,832,800	5.08%
Renaissance Technologies Holdings Corporation 800 Third Avenue New York, NY 10022

(1)	Based on a Schedule 13G/A filed by the shareholder on January 10, 2014, BlackRock, Inc. beneficially owns and has sole dispositive power with respect to 6,588,630 shares and has sole voting power with respect to 5,422,459 shares of common stock of the Company. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of the Company. No one person’s interest in the common stock of the Company is more than five percent of the total outstanding common stock.

(2)	Based on a Schedule 13G/A filed by the shareholder on February 14, 2014, beneficial ownership, right to vote and right to dispose of the 5,195,946 shares of common stock of the Company is shared between Cedar Rock Capital Limited and Andrew Brown. All securities reported are owned by advisory clients of Cedar Rock Capital Limited. None of the advisory clients individually own more than 5% of the outstanding shares.

(3)	Based on a Schedule 13G/A filed by the shareholder on February 12, 2014, The Vanguard Group is the beneficial owner of 3,890,037 shares of common stock of the Company, has sole voting power of 34,053 shares, sole dispositive power of 3,858,884 shares and shared dispositive power of 31,153 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 31,153 shares of Common Stock of the Company as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 2,900 shares of Common Stock of the Company as a result of its serving as investment manager of Australian investment offerings.

(4)	Based on a Schedule 13G/A filed by the shareholder on February 14, 2014, FMR LLC has sole voting power of 63,883 shares and sole dispositive power of 3,718,413 shares of common stock of the Company. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,519,555, or 6.317%, of said shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3rd and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 3,519,555 shares owned by the funds. Neither FMR LLC nor Edward C. Johnson 3rd has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of the Company. No one person’s interest in the common stock of the Company is more than five percent of the total outstanding common stock.

(5)	Based on a Schedule 13G filed by the shareholder on February 13, 2014, Capital Research Global Investors, a division of Capital Research and Management Company (“CRMC”), beneficially owns and has sole dispositive power and sole voting power of 3,596,867 shares of common stock of the Company as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Based on a Schedule 13G filed by SMALLCAP World Fund, Inc. (“SMALLCAP”) on February 14 2014, SMALLCAP, which is advised by CRMC, is the beneficial owner of 2,940,000, or 5.27%, of said shares.

(6)	Based on a Schedule 13G filed by the shareholder on February 13, 2014, Renaissance Technologies LLC (“RTC”) and Renaissance Technologies Holdings Corporation (“RTHC”), because of RTHC’s majority ownership of RTC, are each deemed to beneficially own and have sole voting power with respect to 2,744,898 shares, sole dispositive power with respect to 2,793,369 shares and shared dispositive power with respect to 39,431 shares of common stock of the Company.

Security Ownership of Management

The following table sets forth, as of December 29, 2013, the end of the Company’s last fiscal year, information with respect to the Company’s common stock, par value $0.01 per share, owned beneficially by each Director, by each nominee for election as a Director of the Company, by the executive officers named in the Summary Compensation Table starting on page 30 of this Proxy Statement and by all Directors and executive officers as a group, listed on Annex A:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
J. Patrick Doyle (1)	1,176,426	2.11%
Michael T. Lawton (2)	347,785	*
Richard E. Allison, Jr. (3)	131,754	*
Scott R. Hinshaw (4)	241,186	*
Russell J. Weiner (5)	343,681	*
David A. Brandon	18,551	*
Andrew B. Balson (6)	66,283	*
Diana F. Cantor (7)	24,590	*
Richard L. Federico	7,440	*
James A. Goldman (8)	26,516	*
Vernon “Bud” O. Hamilton (9)	91,684	*
Gregory A. Trojan	11,840	*
All Directors and executive officers as a group (19 persons) (10)	3,362,524	6.03%

*	Less than 1%.

(1)	Includes 1,066,958 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following December 29, 2013.

(2)	Includes 289,155 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following December 29, 2013.

(3)	Includes 78,146 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following December 29, 2013.

(4)	Includes 203,864 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following December 29, 2013.

(5)	Includes 302,485 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following December 29, 2013.

(6)	Includes 35,000 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following December 29, 2013.

(7)	Includes 6,000 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following December 29, 2013.

(8)	Includes 6,000 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following December 29, 2013.

(9)	Includes 62,000 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following December 29, 2013.

(10)	Includes an aggregate of 2,731,560 shares of common stock issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days following December 29, 2013.

The information with respect to beneficial ownership is based upon information furnished by each Director, nominee or executive officer, or information contained in filings made with the Securities and Exchange Commission.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, certain executive officers and persons who own more than 10% of Domino’s Pizza, Inc. common stock to file initial reports of ownership and reports of changes in ownership of Domino’s Pizza, Inc. common stock with the Securities and Exchange Commission and the NYSE. The Company assists its Directors and certain executive officers in completing and filing those reports. Domino’s is required to disclose in its proxy statement any failure to file these reports by the required due dates. The Company believes that all filing requirements applicable to its Directors, executive officers and shareholders who own more than 10% of Domino’s Pizza, Inc. common stock were complied with during the last completed fiscal year.

EXECUTIVE COMPENSATION

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on these reviews and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s fiscal 2013 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Respectfully submitted,

Compensation Committee

Andrew B. Balson, Chairperson

Richard L. Federico

James A. Goldman

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

2013 Business Performance

Domino’s Pizza’s mission statement is “Exceptional franchisees and team members on a mission to be the best pizza delivery company in the world.” To fulfill this mission, the Compensation Committee of the Board of Directors believes that Domino’s must recruit and retain capable and high-performing executives. The Company completed another profitable year in 2013. The following table illustrates the Company’s growth in fiscal 2013 in terms of revenues, segment income (as defined and disclosed in Note 11 to the Company’s consolidated financial statements for the fiscal year ended December 29, 2013), income from operations and stock price relative to performance in fiscal 2012 and fiscal 2011.

(Dollars in millions, except stock price)	2013	2012	2011	Change from 2011 to 2013 (%)
Revenues	$1,802.2	$1,678.4	$1,652.2	9.1%
Segment Income	$361.9	$323.9	$295.0	22.7%
Income from Operations	$313.8	$282.3	$259.1	21.1%
Stock Price per Share at Fiscal Year End	$70.20	$42.63	$33.95	106.8%

The Company’s performance during fiscal 2013, and for the three-year period ending with fiscal 2013, demonstrated significantly improved financial results and a corresponding strong growth in the Company’s stock price.

2013 Compensation Program Key Events

•	Base salaries of named executive officers increased, on average, by 4.3%;

•	Annual incentive award payout for 2013 performance was 132.6% of target, reflecting strong financial performance; and

•	Vesting provision on future performance shares and stock option awards increased from three years to four years.

Compensation Program Overview

The Compensation Committee is responsible for determining the compensation of the executive officers and administering the plans in which the executive officers, the Directors and the Company’s other employees participate. The goal of the Company’s compensation program is to attract, motivate and retain talented individuals to help Domino’s Pizza attain the Company’s business goals and objectives. Domino’s Pizza is committed to achieving long-term, sustainable growth and increasing shareholder value. The Domino’s Pizza compensation programs for executive officers are designed to maintain these commitments and encourage strong financial performance on an annual and longer-term basis.

The Compensation Committee uses total direct compensation as the primary measure of compensation for the Chief Executive Officer, Chief Financial Officer and the three other executive officers of the Company who were the most highly compensated in 2013 (collectively referred to herein as the “named executive officers”). The principal elements of total direct compensation are; (i) annual base salary, (ii) annual performance incentives, and (iii) long-term compensation consisting of stock options and performance shares, as well as certain perquisites and other benefits.

The Compensation Committee places a significant focus on performance-based compensation, resulting in a target percentage for performance-based compensation for each named executive officer, not including the Chief Executive Officer, being approximately 67% of their respective total direct compensation. For the Chief

Executive Officer, the Compensation Committee places more emphasis on the performance-based components of total direct compensation, so that the total direct compensation is targeted generally to be 82% performance-based compensation. The primary focus on performance-based compensation rewards strong financial performance and aligns the interests of the named executive officers with the Company’s shareholders.

Other aspects of our compensation program are intended to further align our executives’ interests with shareholders. These include:

•	Stock ownership guidelines for executives;

•	No required tax gross-ups on income associated with payments made in connection with a change of control; and

•	No special or supplemental pension or death benefits for current named executive officers.

Compensation Process and Philosophy

The Compensation Committee generally targets the 50th percentile of the applicable benchmark (i.e., peer group or broader quick service restaurant industry) when setting target total direct compensation levels for the named executive officers. Incumbent-specific factors, actual performance related to the incentive plan measures used and stock price performance can result in actual total direct compensation that can be above or below the 50th percentile.

In order to evaluate and maintain the effectiveness of the Company’s current executive compensation structure, the Compensation Committee annually reviews the reasonableness of executive compensation levels using professional compensation consultants, currently Towers Watson & Co. (“Towers”), as well as public information about comparable companies within the Company’s industry, and evaluates it in light of individual performance as well as the Company’s growth and profitability. In making such determinations, the Compensation Committee reviews the nature and scope of each executive officer’s responsibilities, as well as his or her effectiveness in supporting the Company’s long-term goals. The Compensation Committee attempts to set levels of salary, annual performance incentives, long-term incentives and other compensation at levels that will attract, motivate, and retain superior executive talent in a highly competitive environment.

In addition, the Compensation Committee considered the results of the advisory vote by shareholders on the “say-on-pay” proposal presented to shareholders at the Company’s 2013 annual meeting of shareholders. There was overwhelming support at the 2013 annual meeting for the compensation program offered to the Company’s named executive officers, with more than 93% of votes cast in favor. In light of the shareholders’ strong support, combined with the Company’s superior financial performance and the continuing success of our executive compensation program, the Compensation Committee made no significant changes to the program during the year, concluding that it continues to provide a competitive pay-for-performance package that effectively incentivizes executives and retains them for the long term. At the 2011 annual meeting, the shareholders of the Company voted in favor of an annual say-on-pay vote and the Company has elected to follow such advisory vote.

Total Direct Compensation

The Compensation Committee used total direct compensation as its measurement when it determined the level and components of compensation for each of the named executive officers. The Compensation Committee conducted a review of the total direct compensation of the named executive officers of Domino’s Pizza using data provided by Towers. The Compensation Committee targets its total direct compensation of the named executive officers, excluding the Chief Executive Officer, to be allocated equally between 33% annual base salary, 33% annual performance incentive and 34% long-term incentives.

For the Chief Executive Officer, the Compensation Committee places more emphasis on the performance-based components of total direct compensation, comprised of the annual performance incentive and long-term incentives in the form of stock option grants and performance share grants, so that the Chief Executive Officer’s total direct compensation is targeted generally to be allocated as 18% annual base salary, 36% annual performance incentive and 46% long-term incentives. The Compensation Committee believes that the proportion of the Chief Executive Officer’s performance-based compensation as a component of total direct compensation should be greater than that of the Chief Executive Officer’s annual salary because performance-based compensation serves to align the Chief Executive Officer’s interest with the interests of the Company’s shareholders. For 2013, the amount of annual performance incentive indicated in the Summary Compensation Table as earned by the named executive officers is greater than the respective stated target percentage due to overachievement by the Company in relation to the Amended Domino’s Pizza Senior Executive Annual Incentive Plan (the “Amended 162(m) Plan”) as further described below.

Components of Total Direct Compensation

Annual Base Salary

The Compensation Committee annually reviews and approves the base salaries, and any adjustments thereto, of the named executive officers, including the Chief Executive Officer. In making these determinations, the Compensation Committee considers various factors such as industry compensation survey data and peer group compensation information found in the Towers Studies, as defined and more fully described herein, the executive’s employment agreement with the Company, the executive’s individual performance, responsibilities, leadership and years of experience, the performance of the Company with respect to the annual performance incentive measurement, and the total direct compensation package. For 2013, the base salaries for the named executive officers, excluding the Chief Executive Officer, ranged from 94% to 125% of the median base salary from the industry compensation survey data.

The 2013 base salaries for the named executive officers, including any year-over-year change, were:

Executive	2013 Base Salary	2012 Base Salary	% Change
J. Patrick Doyle	$875,500	$850,000	3.0%
Michael T. Lawton	$435,750	$415,000	5.0%
Richard E. Allison, Jr.	$435,750	$415,000	5.0%
Scott R. Hinshaw	$317,750	$310,000	2.5%
Russell J. Weiner	$455,800	$430,000	6.0%

Annual Performance Incentives

The following section describes the annual performance incentive for fiscal 2013 for each of the named executive officers of the Company. For the Chief Executive Officer, Mr. Doyle, the annual performance incentive target was 200% of his annual base salary. For the Executive Vice President and Chief Financial Officer, Mr. Lawton, the Executive Vice President of International, Mr. Allison, the Executive Vice President and Chief Marketing Officer, Mr. Weiner and the Executive Vice President of Franchise Operations and Development, Mr. Hinshaw, the annual performance incentive target was 100% of their respective annual base salaries. The Compensation Committee approved annual performance incentives for the named executive officers based on whether the pre-approved incentive targets were met. The Compensation Committee may revise the established performance criteria and establish new performance criteria at its discretion.

In 2010, the Compensation Committee, Board of Directors and shareholders approved the Amended 162(m) Plan. The Amended 162(m) Plan allows the Compensation Committee flexibility in establishing the annual participants, performance measures, performance periods and performance targets, including minimum and maximum annual payment thresholds. This maximum annual threshold will not exceed $5,000,000 per participant. The Compensation Committee made awards under the Amended 162(m) Plan for 2013 (the “2013 Awards”) to the named executive officers. Section 162(m) of the Internal Revenue Code of 1986, as amended, is described below in the section titled “Tax and Accounting Considerations.”

The Compensation Committee established the following features of the 2013 Awards for the named executive officers, including the Company’s Chief Executive Officer; (i) an annual performance period measured at the end of fiscal 2013, (ii) a potential mid-year payment of 50% of an individual’s annual performance incentive target only if the Company exceeds its performance target for the first two fiscal quarters of 2013, which would reduce a named executive officer’s annual performance incentive payment by a corresponding amount, (iii) no year-end payment to a named executive officer unless 85% of the annual performance target is attained, (iv) each named executive officer receives two-thirds of one percent (2/3%) of a specified percentage of his base salary for every one-tenth of one percent (0.1%) that actual performance exceeds 85% of the annual performance target, and (v) named executive officers will be eligible to receive payments in excess of 100% of their annual performance incentives, in accordance with the same payment scale and the maximum award amount of $5,000,000 per participant, if the Company achieves greater than 100% of the annual performance target.

For illustrative purposes, assume a named executive officer had an annual base salary of $100,000 per year and was eligible for an annual performance incentive of 100% of his annual salary. Further assume that the Company had an annual performance target of $10,000,000. The Compensation Committee determined that the annual performance result was $10,100,000 or 101.0% achievement of the annual performance target and that the Company exceeded its performance target for the first two fiscal quarters. In such a situation, the Company would pay the named executive officer 106.67% of his annual performance incentive, or $106,670. Additionally, 50%, or $50,000, of the named executive officer’s annual performance incentive (“Mid-Year Payment”) would be paid subsequent to the second fiscal quarter if the Company exceeds its performance target for the first two fiscal quarters. Such Mid-Year Payment is not subject to forfeiture if the Company does not achieve the annual performance target.

The measurement of such performance used segment income as defined by the Company under Accounting Standards Codification 280 (“ASC 280”) with certain adjustments (“Performance Measure”) and it was uniform for all the Company’s named executive officers. In 2013, in accordance with Section 162(m), the Compensation Committee approved a financial measurement based on segment income as used in the Company’s financial reporting that includes all of the Company’s segments in part to comply with the requirements of Section 162(m). Specifically, this means that to determine the amounts of awards, if any, to be paid to the named executive officers for 2013, the Compensation Committee used the Performance Measure, which was established by the Compensation Committee in February of 2013, upon which achievement of the performance targets was calculated. The Compensation Committee determined that using the Performance Measure as the basis for financial targets upon which incentive targets for the Amended 162(m) Plan were set was appropriate in 2013 because the Compensation Committee believes this measure is a reliable barometer for overall success of the Company as well as being similar to the measure used for other employees of the Company who are not named executive officers.

The specific incentive targets were intended to reward outstanding financial performance by the Company. The performance targets were set to be aggressive, yet realistic to sufficiently motivate executive performance. At its December 2012 meeting, the Compensation Committee established the annual performance target for 2013 as $345.0 million. In the past ten years, the named executive officers in each respective year achieved the following percentages of annual performance incentives:

Fiscal Year	Performance Incentive Payout
2004	100.7%
2005	132.0%
2006	69.0%
2007	0.0%
2008	0.0%
2009	100.0%
2010	183.4%
2011	135.8%
2012	123.2%
2013	132.6%

Given that the Company paid less than 70.0% of the annual performance incentive to its executives for fiscal 2006 and no annual performance incentive to its executives for fiscal 2007 and fiscal 2008, the Company believes that the annual performance incentive structure for executives that is closely tied to the Company’s performance objectives is relatively difficult to achieve. In addition, recent achievement of the performance incentives is supported by the fact that the Compensation Committee has raised the annual performance target more than 10% from the previous year’s target in each of the last four years. The annual performance incentive payouts for 2013 were above 100% due to the fact that the Company achieved greater than 100% of the 2013 annual performance target, even though the Compensation Committee raised the 2013 target 10.2% from the 2012 target. In addition, because the annual performance targets set by the Compensation Committee were based on the Company’s performance as a whole, the likelihood of each named executive officer achieving his annual performance incentive was equal.

The specific incentive targets established by the Compensation Committee are based on the strategic planning of the Company and take into account a variety of factors including certain plans, programs, raw material pricing and discounts, including long-term supply contracts, product pricing and discounts, volume and sales predictions, marketing plans and expenses, domestic and international store count projections, product initiatives, macroeconomic conditions and other meaningful information.

All of the named executive officers have employment agreements that outline certain provisions of his annual performance incentive and the other provisions are contained in the Amended 162(m) Plan, which is governed by Section 162(m) of the Internal Revenue Code of 1986, as amended, and is described below in the section titled “Tax and Accounting Considerations.”

The Compensation Committee determined that the annual performance target for 2013 had been achieved to 104.9% of the annual performance target and, in accordance with the payout provisions of the Amended 162(m) Plan, each of the named executive officers received 132.6% of his annual performance incentive. The Compensation Committee believes that the annual performance target it set for 2013 was appropriately aggressive in the macroeconomic environment and required outstanding performance both domestically and internationally for the overachievement.

	2013 Target Annual Incentive		Company Performance	2013 Actual Award Payout
Executive	% of Salary	Dollar Value	(% of Target)	% of Target	Dollar Value
J. Patrick Doyle	200%	$1,751,000	104.9%	132.6%	$2,321,826
Michael T. Lawton	100%	$435,750	104.9%	132.6%	$577,805
Richard E. Allison, Jr.	100%	$435,750	104.9%	132.6%	$577,805
Scott R. Hinshaw	100%	$317,750	104.9%	132.6%	$421,337
Russell J. Weiner	100%	$455,800	104.9%	132.6%	$604,391

Long-Term Incentives

The Compensation Committee believes that an equity component of named executive officer compensation serves to align the named executive officers’ interests with creating shareholder value. To that end, the Compensation Committee provides and maintains a long-term incentive program administered through its Amended Domino’s Pizza, Inc. 2004 Equity Incentive Plan (the “EIP”). Under the EIP, the Compensation Committee may award incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, unrestricted stock, stock deliverable on a deferred basis, performance share awards, and cash payments intended to defray the cost of awards. The EIP also limits the maximum number of shares for which awards may be granted to any participant in any year to 1,000,000 shares per participant. The limit on shares available under the EIP, the individual limits, and other award terms are subject to adjustment to reflect stock splits or stock dividends, combinations, and certain other events. The EIP also includes provisions concerning the treatment of awards upon the termination of service of an individual employee, and in the case of a change of control of the Company, merger or similar corporate transaction by the Company. Awards to the Chief Executive Officer and other named executive officers are also presented to the Board of Directors by the Compensation Committee and are ratified by the Board of Directors. In 2013, the Compensation Committee made awards under the EIP to each of the named executive officers.

Performance Shares. In 2013, the Compensation Committee continued its use of performance shares as a vehicle for long-term compensation. Historically performance share awards were full value awards that consist of Domino’s Pizza, Inc. common stock with both time-based and performance-based vesting conditions that generally vested over three years in three separate vesting tranches. Beginning in February 2013, performance share grants vest over four years in four separate vesting tranches. Each vesting tranche has its own performance-based vesting condition that is established annually by the Compensation Committee. The performance-based vesting condition for the performance shares granted through fiscal 2013 was the achievement of 85% or more of the performance target for each respective vesting tranche. If the achievement is at or above 85% of the performance target, each respective vesting tranche vests 100% and if the achievement is less than 85% of the performance target, each respective vesting tranche is canceled and forfeited. The performance shares do not contain a provision for partial vesting or vesting in excess of 100% of target shares. All unvested performance shares are canceled upon termination of the named executive officer’s employment, except in certain circumstances such as death and qualified retirement. The specified service and age requirements for qualified retirement are 10 years of service and 55 years of age. Upon the achievement of the qualified retirement requirements, in the event a named executive officer’s employment is terminated, the performance shares will continue to be eligible to vest upon the achievement of the applicable performance criteria. Outstanding, unvested performance shares are also eligible for dividends. Dividends accrue on such unvested performance shares and are delivered to the named executive officers if his performance shares vest.

The Compensation Committee believes that performance shares align with peer group practices to provide a diversified equity compensation strategy. Recipients of performance shares do not receive a benefit from performance shares unless the Company achieves the applicable performance goal and receive incremental benefits as the market price of the Company’s common stock increases. Participation in the Company’s equity incentive programs accomplishes the objective of linking each named executive officer’s opportunity for financial gain to increases in shareholder wealth, as reflected by the market price of the Company’s common stock.

Stock Options. In 2013, the Compensation Committee continued its use of stock options as an additional vehicle for long-term compensation. Recipients of stock option grants do not receive a benefit from stock options unless and until the market price of the Company’s common stock increases above the exercise price and the recipient exercises such stock options, or from potential anti-dilution payments made in connection with applicable stock option awards, including those that may be made in connection with the declaration of a non-ordinary, special dividend as more fully described below.

Beginning in February 2013, stock options awarded under the EIP have a maximum term of ten years and vest ratably over four years, and vested options are exercisable for a limited period of time after termination of the executive officer’s employment, except under certain circumstances including death and qualified retirement. Stock options granted in 2009 through 2012 under the EIP had the same terms as stock options granted in or after 2013, except those stock options generally vested ratably over three years. Stock options awarded prior to 2009 under the EIP had the same terms as stock options granted in 2009 and forward, except those stock options generally vested ratably over five years. The Compensation Committee determined that a four-year vesting period was aligned with industry standards and appropriate for the Company to continue to retain its senior management and continue to compete for the highest quality talent. All options awarded under the EIP are granted with an exercise price equal to the closing price of Domino’s Pizza, Inc. common stock on the grant date of the award.

The following table shows the long-term incentives granted to each named executive officer in 2013:

Executive	Stock Options	Performance Shares
J. Patrick Doyle	231,620	63,630
Michael T. Lawton	44,180	13,750
Richard E. Allison, Jr.	34,150	10,590
Scott R. Hinshaw	32,970	10,260
Russell J. Weiner	54,130	16,850

In February 2009, the Compensation Committee approved the amendment of existing stock option agreements issued under the 2004 Equity Incentive Plan and all future stock option agreements issued under the 2004 Equity Incentive Plan. These amendments provide for accelerated vesting and extended exercise periods upon the retirement of option holders who have achieved specified service and age requirements. For employees, the specified service and age requirements are 10 years of service and 55 years of age. For Directors, the specified service and age requirements are five consecutive years of service and 55 years of age. Upon achievement of the service and age requirements, all outstanding unvested options will vest upon such qualified retirement, subject to the achievement of any performance measures attached to such stock option agreements, and will remain exercisable through the original term of the option grant. As of December 29, 2013, Executive Vice President and Chief Financial Officer, Mr. Lawton, was the only named executive officer who had achieved the qualified retirement requirements.

In March 2012, the Board determined that the Company’s current stock option plans mandate that the Company make appropriate adjustments to outstanding option awards in connection with the Company’s Asset-Backed Securitization recapitalization (the “ABS Recapitalization”) that closed on March 15, 2012. The Board approved a dividend equivalent rights payment to holders of options as of March 26, 2012 (the “ABS Record Date”), on options then-vested or scheduled to vest prior to January 1, 2013, in the amount of the $3.00 per share dividend. Additionally, holders of unvested options on the ABS Record Date received a reduction in exercise price, to the extent permitted by applicable law, equivalent to the dividend amount. The above events occurred on April 2, 2012, and are more fully described in the Company’s Current Report on Form 8-K filed on May 1, 2012.

Additional Equity Grants. Due to the Company’s historically strong financial performance and consistent free cash flow generation, the Board of Directors initiated a quarterly dividend in March 2013. The dividend payments were made to shareholders of record as of record dates established by the Board of Directors on payment dates following such declaration by the Board of Directors.

The vast majority of the Company’s currently outstanding vested and unvested stock options are held by the Company’s senior management as a key compensation component and tool for aligning the interests of management with shareholders. However, holders of stock options are not eligible to receive ordinary dividends in respect of the shares underlying a stock option. In February 2013, in recognition of this lost economic value to management option holders associated with the Company’s initiation of a quarterly dividend, and due to the Board’s desire to appropriately reward and retain its management team, the Compensation Committee approved additional equity grants (“Additional Equity Grants”) to management option holders. These Additional Equity Grants consisted, in the aggregate, of options to purchase 348,010 shares at an exercise price of $46.83 per share and 163,480 performance-based restricted shares, as well as 8,040 restricted shares to certain current Directors. Each of the stock option and performance-based restricted share awards are eligible to vest in four equal annual installments in accordance with the same terms and performance conditions established for ordinary equity grants, and also subject to the continuation of the Company’s quarterly dividend. Additionally, the restricted share awards fully vest on the first anniversary date of the issuance date of the award. In February 2013, immediately prior to the initiation of the quarterly dividend and additional equity grants described above, the Company terminated its prior dividend equivalent rights policy.

Other Elements of Compensation

Employee Stock Payroll Deduction Plan. The Company maintains the Employee Stock Payroll Deduction Plan, or the ESPDP, adopted in July 2004, to provide employees, including named executive officers, with an opportunity to purchase shares of the Company’s common stock through payroll deductions at a 15% discount from the market price. The ESPDP is a qualified plan under Internal Revenue Code §423. Such shares of the Company’s common stock purchased under the ESPDP have a one-year holding period requirement before team members can sell the shares. The Compensation Committee believes the ESPDP is an attractive benefit that assists the Company in retaining key employees, securing new qualified employees and providing incentives for employees to work towards achieving the Company’s key objectives because it gives employees access to the Company’s equity at a favorable price.

Retirement and Pension Benefits. The Company does not maintain a defined benefit pension plan or retiree medical coverage for the named executive officers.

Deferred Compensation. The Company maintains a nonqualified elective deferred compensation plan, or the DCP, which is available to its named executive officers and select senior management. Deferred amounts under the DCP are invested in mutual funds or other investments available under the DCP. The Company does not provide an employer match for amounts deferred in the DCP. The DCP is described more fully below. In addition, in 2013 the Company made the DCP available to its Board of Directors.

Perquisites. The Company makes a limited amount of perquisites available to its executive officers. Each participating executive officer is reimbursed for expenses related to the completion of an annual comprehensive physical for themselves and their spouse. Detailed information regarding perquisites provided to named executive officers is set forth in the Summary Compensation Table on page 30.

Certain Other Benefits. The Company also maintains a benefits program comprised of retirement income and group insurance plans. The objective of the program is to provide the named executive officers and certain other full-time team members with reasonable and competitive levels of benefits for the four contingencies (retirement, death, disability and illness), which will interrupt the eligible employee’s employment and/or income received as an active employee. The retirement program consists of two savings plans; (i) a tax-qualified 401(k) savings plan, and (ii) a non-qualified deferred compensation plan (the DCP referenced above). The 401(k) savings plan is open to all employees age 21 or older who have also worked at least 1,000 hours for the Company. The Company provides a match on employee 401(k) contributions equal to 100% on the first three percent (3%) contributed by employees into their 401(k) funds and 50% on each of the fourth and fifth percent (4% and 5%) of employee 401(k) contributions.

The Company’s group insurance program consists of life, disability and health insurance benefit plans that cover all full-time employees. All executive officers are provided reimbursement for payroll contributions when participating in the umbrella insurance policy.

Compensation for Chief Executive Officer

J. Patrick Doyle was named President and Chief Executive Officer of the Company on March 8, 2010 and was also appointed to the Board of Directors of the Company on February 25, 2010. Mr. Doyle previously served as President, Domino’s U.S.A., Executive Vice President of Team U.S.A. and Executive Vice President of International, as well as other senior management roles since joining the Company in August of 1997.

Mr. Doyle’s annual salary was increased by the Compensation Committee from $850,000 to $875,500 on March 1, 2013 and from $875,500 to $925,000 on March 1, 2014. Mr. Doyle entered into an employment agreement in March 2013 that terminates on March 8, 2016. The employment agreement also grants Mr. Doyle an annual allotment of 35 hours of personal use of the Company’s corporate aircraft during the term of the agreement at no charge to Mr. Doyle to address bona fide business-oriented security concerns. For any personal use over the allotted 35 hours per year, the Company has a time-sharing agreement with Mr. Doyle that requires him to reimburse the Company for such personal use of the Company’s corporate aircraft pursuant to a statutory formula. The employment agreement also provides that Mr. Doyle be eligible for an annual performance incentive that is targeted at 200% of his annual base salary upon the achievement of the annual performance target, the actual amount of which being based on the Company’s achievement of performance target measures under the Amended 162(m) Plan.

As stated above, Mr. Doyle’s annual performance incentive is governed by the Amended 162(m) Plan. Mr. Doyle has the opportunity to earn an annual performance incentive consisting of a cash payment based upon the Company’s performance. The Compensation Committee approves annual performance incentives for Mr. Doyle, based on whether the pre-approved incentive targets were met. The Compensation Committee may revise the established performance criteria and establish new performance criteria at its discretion.

The Compensation Committee determined that using the Performance Measure as the basis for financial targets upon which incentive targets for the Amended 162(m) Plan were set was appropriate in 2013 because this is an accurate measure of the operational results of the Company, is a primary measure used by management to internally evaluate operating performance and determine future performance targets and long-range planning, as well as being the same measure used for the annual performance incentive for the other executive officers, including the other named executive officers, and similar to the measure used for other employees of the Company who are not executive officers.

In 2013, Mr. Doyle was awarded, as approved by the Board of Directors, long-term compensation in the form of an equity grant under the EIP consisting of; (i) a stock option grant of 91,140 shares on February 13, 2013, with a four-year graded vesting period, a ten-year life and an exercise price equal to the closing price on the day of the grant, (ii) a performance share grant of 19,260 shares on February 13, 2013 that vest equally over four years in separate tranches, and (iii) an Additional Equity Grant on February 27, 2013, pursuant to the corporate action described on page 24, consisting of 140,480 stock options with a four-year vesting period, a ten-year life and an exercise price equal to the closing price on the day of grant, and a performance share grant of 44,370 shares that vest ratably over four years in separate tranches. These performance shares have the same terms and conditions as those described above in the long-term compensation section. Awards under the Company’s EIP in the form of stock options and performance shares are designed to reward demonstrated leadership, motivate future superior performance, align the interests of the Chief Executive Officer with the shareholders and to retain the Chief Executive Officer. The Compensation Committee believes that Mr. Doyle’s compensation is appropriate in relation to his experience, skills, past performance and market data. In December 2012, Towers provided an Executive Officer Compensation Study (the “2012 Study”) to the Compensation Committee that reflected relevant general and quick service restaurant industry compensation levels. Among other factors, the Compensation Committee considered the results of the 2012 Study when it set Mr. Doyle’s annual base salary at $875,500 per year as of March 1, 2013 (approximately 10% below the 2012 Study median). In December 2013, Towers provided an Executive Officer Compensation Study (the “2013 Study”) to the Compensation Committee using a consistent methodology as the 2012 Study. Again, among other factors, the Compensation Committee considered the results of the 2013 Study when it set Mr. Doyle’s annual base salary to $925,000 per year as of March 1, 2014. The 2012 Study and 2013 Study (collectively, the “Towers Studies”) are described in more detail below in the section titled “Benchmarking and Peer Group.”

The Compensation Committee believes that Mr. Doyle’s current annual base salary is an appropriate annual base salary for the Chief Executive Officer as it is within 90% to 100% of the market median according to the 2013 Study. While Mr. Doyle’s current annual base salary is slightly below the median, his annual performance incentive target is above median and his long term incentive compensation is also above median—resulting in his total direct compensation being above the market median. The Compensation Committee believes it is appropriate to compensate Mr. Doyle at this rate as a Chief Executive Officer with a significant level of operational experience in the industry in which the Company competes and has served in an executive capacity at the Company for more than 15 years. The Compensation Committee will continue to evaluate Mr. Doyle’s performance as Chief Executive Officer and make any further necessary adjustments. Mr. Doyle’s opportunities to increase his future compensation depend on the Company’s future performance and the competitive pay practices of comparable positions within the food-service industry.

The Compensation Committee believes Mr. Doyle’s compensation package effectively links shareholder and financial performance to Mr. Doyle’s total direct compensation through the use of long-term awards and cash compensation that is based, in part, on Company performance. With respect to financial performance, the Company’s global retail sales, defined as total worldwide retail sales at Company-owned and franchise stores, increased approximately 27% during Mr. Doyle’s four-year tenure as CEO, and the Company’s segment income increased over 36% during this time. As it relates to an increase in shareholder value, the price of the Company’s common stock has increased a total of 522% during Mr. Doyle’s four-year tenure as CEO. The Compensation Committee has continued the Company’s practice of using performance-based awards for equity compensation to named executive officers, consisting of stock options and performance shares. The philosophy behind this practice is that stock options and performance shares require increased Company financial performance in order to earn the Chief Executive Officer long-term compensation.

Benchmarking and Peer Group

The Compensation Committee has commissioned several peer group and market surveys, including the Towers Studies described herein, for a review of Chief Executive Officer and other named executive officer compensation at companies in Domino’s Pizza’s peer group. The Compensation Committee evaluates executive compensation by measuring the total direct compensation of the Chief Executive Officer and other executive officers against benchmarks of comparable companies. The Compensation Committee targeted the annual Chief Executive Officer’s salary for Mr. Doyle to be between 90% and 100% of the market median and total direct compensation for Mr. Doyle to be above the market median based on the industry, financial performance and characteristics of the peer group companies. The Compensation Committee targeted the annual salary for the other named executive officers to be between 90% and 110% of the market median and total direct compensation for the other named executive officers to be above the market median.

For the 2013 Study, the Company selected the following companies to include in its peer group:

Bob Evans Farms, Inc.	Jack in the Box Inc.
Brinker International, Inc.	Panera Bread Co.
Buffalo Wild Wings, Inc.	Papa John’s International Inc.
Cracker Barrel Old Country Store, Inc.	Ruby Tuesday, Inc.
CEC Entertainment Inc.	Sonic Corp.
Chipotle Mexican Grill, Inc.	The Cheesecake Factory Incorporated
Darden Restaurants, Inc.	The Wendy’s Company
DineEquity, Inc.

The peer group remained the same from the 2012 Study for the 2013 Study. The following criteria were considered in determining the members of the peer group; publicly-traded, restaurant industry, revenues generally between 0.5 times and 2.0 times that of Domino’s Pizza, complexity of business, and recruiting pool for executives.

Employment Agreements

Each of the named executive officers is party to an agreement that provides employment and severance terms and for a two year non-competition and non-solicitation agreement. The provisions of the employment agreements relating to termination of employment and severance are described in more detail under “Potential Post Employment Payments to Executive Officers.” We believe entering into non-competition and non-solicitation arrangements with these named executive officers is important to protect the Company following the cessation of their employment and we also believe that severance provisions help attract and retain top-performing executive officers.

Stock Ownership Guidelines

The Compensation Committee reviews the Company’s stock ownership guidelines annually. In July 2013, the Compensation Committee amended the existing guidelines approved in April 2008. The amended guidelines provide for stock ownership after five years of employment or service in a covered position with the Company of five times base salary for the Chief Executive Officer and three times base salary for the other named executive officers. These stock ownership guidelines are designed to align management’s and shareholders’ interests and to encourage loyalty and long-term focus of executives. All of the named executive officers and directors who have completed their respective accumulation period under the guidelines are in compliance with such guidelines.

Tax and Accounting Considerations

Section 162(m) generally limits the tax deductibility of annual compensation paid by a publicly-held company to $1,000,000 per employee per year for certain executive officers. However, this limitation generally does not apply to performance-based compensation under a plan that is approved by the shareholders of a company that also meets certain other technical requirements. The Compensation Committee intends to utilize performance-based compensation programs that meet the deductibility requirements under Section 162(m). At the Company’s 2010 annual meeting of shareholders, the shareholders approved the Amended 162(m) Plan that qualifies under Section 162(m), the terms of which are described above. However, the Compensation Committee also realizes that in order to attract and retain individuals with superior talent, the possibility exists that exceptions may occur. The Company’s compensation and benefit arrangements are also designed to qualify for an exemption under, or satisfy the requirements of, the rules and regulations relating to nonqualified deferred compensation under Internal Revenue Code §409A. The Compensation Committee views the tax deductibility of executive compensation as one factor to be considered in the context of overall compensation philosophy. The Committee reviews each material element of compensation on a continuing basis and takes steps to assure deductibility if that can be accomplished without sacrificing flexibility and other important elements of the overall executive compensation program.

Equity Award Processes

Equity awards are generally granted at the regularly scheduled meetings of the Compensation Committee in February and July of each year. The specific date of these meetings is set by the Board of Directors, along with other Board and committee meetings, generally one to two years in advance. On occasion, in connection with new hires, promotions or certain corporate events, equity awards have been granted at other times during the year. The Compensation Committee does not have any plans, practices or policies of timing these equity award grants in coordination with the release of material non-public information and the Company does not have any plans, practices or policies of timing the release of material non-public information with the timing of equity awards. The exercise price of stock options is set at the closing price of Domino’s Pizza, Inc. common stock on the NYSE on the date of the grant.

Compensation Consultant

The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Compensation Committee and to discontinue such services. In accordance with this authority, the Compensation Committee has engaged Towers as an independent compensation consultant to advise the Compensation Committee on matters related to executive compensation. The Company has assessed the independence of Towers pursuant to Item 407(e)(3)(iv) of Regulation S-K and concluded that no conflict of interest exists that would prevent Towers from independently representing the Compensation Committee. In 2013, Towers did not attend any Compensation Committee meetings. However, in December 2013, Towers prepared two studies; the first was an analysis on executive competitive pay practices and the second was an analysis on Board competitive pay practices. Both studies were provided to the Compensation Committee at the December 2013 meeting. The Compensation Committee has used Towers in 2014 and intends to continue to use Towers during the current fiscal year.

Role of Executive Officers in Establishing Compensation

The Company’s executive officers have a limited role in the executive compensation process. The Chief Executive Officer, the Executive Vice President of PeopleFirst and the Compensation Committee annually review the performance of each named executive officer and the other executive officers. In addition, the Chairman of the Board and the Chairperson of the Compensation Committee review the performance of the Chief Executive Officer. The purpose of these reviews is to evaluate performance for a given year and for compensation planning for the subsequent year. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee. The Compensation Committee can exercise its discretion in modifying any recommended salary adjustments or awards to executives. The Compensation Committee ultimately makes all compensation decisions for the executive officers and approves recommendations regarding equity awards to the executive officers.

Use of Tally Sheets

The Compensation Committee, with the assistance of management of the Company, created a tally sheet to facilitate the Compensation Committee’s review of the total compensation of the named executive officers of the Company. In preparation of this Proxy Statement, the Compensation Committee reviewed the tally sheets for the

Chief Executive Officer, the Chief Financial Officer, and the three other most highly compensated executive officers in accordance with SEC rules. The tally sheets contained annual cash compensation (salary and annual performance incentive), other compensation, stock option exercises, stock award vesting events, annual equity grants under the EIP, with Accounting Standards Codification 718 (“ASC 718”) fair market values for the grants, potential severance payments, and equity grant holdings with total in-the-money value at the end of the fiscal year.

RISK ASSESSMENT DISCLOSURE

In February 2014, the Compensation Committee, in consultation with Towers and senior human resource executives of the Company, reviewed the risk assessment for risks associated with the Company’s compensation practices and policies for employees. Based upon the assessment performed, the Committee believes that, through the counterbalance of risk-taking incentives and risk-mitigating features guided by relevant market practices and Company goals, the Company’s compensation practices and policies do not encourage unnecessary or excessive risk taking and are not reasonably likely to have a material adverse effect on financial results of the Company.

SUMMARY COMPENSATION TABLE FOR 2013

The following table summarizes compensation awarded or paid to, each of the Chief Executive Officer, the Chief Financial Officer, and the three other executive officers of Domino’s Pizza who were the most highly compensated for 2013. All information set forth in this table reflects compensation earned by these individuals for services with Domino’s Pizza. For ease of reference, the Company collectively refers to these executive officers throughout this section as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($) (3)	Total ($)
J. Patrick Doyle	2013	870,694	—	2,585,580	3,391,026	2,321,826	—	379,491	9,548,617
President and Chief Executive Officer	2012	840,769	—	1,686,172	1,491,662	2,094,400	—	3,047,031	9,160,034
	2011	791,154	—	1,943,108	1,309,000	2,172,800	—	132,089	6,348,151
Michael T. Lawton	2013	435,750	—	754,092	714,383	577,805	—	85,372	2,567,402
Executive Vice President and Chief Financial Officer	2012	415,000	—	574,197	125,001	511,280	—	1,132,706	2,758,184
	2011	400,000	—	594,257	157,800	543,200	—	14,861	1,710,118
Russell J. Weiner	2013	455,800	—	778,812	872,616	604,391	—	88,185	2,799,804
Executive Vice President and Chief Marketing Officer	2012	430,000	—	499,337	125,001	529,760	—	722,876	2,306,974
	2011	410,000	—	768,757	157,800	556,780	—	24,257	1,917,594
Richard E. Allison, Jr.	2013	435,750	—	593,168	566,039	577,805	—	83,647	2,256,409
Executive Vice President of International	2012	415,000	—	923,379	125,001	511,280	—	177,961	2,152,621
	2011	315,385	—	800,177	790,600	543,200	—	90,845	2,540,207
Scott R. Hinshaw	2013	317,750	—	526,112	534,736	421,337	73,310	62,207	1,935,452
Executive Vice President of Franchise Operations and Development	2012	310,000	—	406,456	100,104	381,920	28,877	543,450	1,770,807
	2011	300,000	—	485,505	131,500	407,400	69,506	25,747	1,419,658

(1)	The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our executive officers. In accordance with SEC requirements, the amounts reflect the fair value of awards issued in the respective fiscal year. Assumptions used in the calculation of these amounts are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended December 29, 2013 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 25, 2014. Amounts in the “Stock Awards” column reflect the fair value related to grants of performance shares pursuant to our Amended 2004 Equity Incentive Plan, and amounts in the “Option Awards” column reflect the fair value related to grants of stock options pursuant to our Amended 2004 Equity Incentive Plan. The stock awards for 2013 represent the first two tranches of the performance share awards granted in 2013 and the final tranche of the performance share awards granted in 2012, or the number of shares in each award that have been valued as of December 29, 2013, the end of the 2013 fiscal year. The third tranche of the performance share awards from 2013 will be valued when the performance condition is established in December 2014, and the fourth tranche of the performance share awards from 2013 will be valued when the performance condition is established in December 2015. The stock awards for 2012 represent the first two tranches of the performance share awards granted in 2012 and the final tranche of the performance share awards granted in 2011, or the number of shares in each award that were valued as of December 30, 2012, the end of 2012 fiscal year. The stock awards for 2011 represent the first two tranches of the performance share award granted in 2011 and the final tranche of the performance share awards granted in 2010, or the number of shares in each award that were valued as of January 1, 2012, the end of the 2011 fiscal year.

(2)	The amount listed represents the earnings on Mr. Hinshaw’s Non-Qualified Deferred Compensation account balance. This is further detailed in the Non-Qualified Deferred Compensation Table on page 38. No other named executive officers currently participate in, nor have balances under, the Non-Qualified Deferred Compensation Plan.

(3)	The 2013 amounts listed for all executive officers are further elaborated upon in the All Other Compensation table below.

The following table below shows amounts under All Other Compensation for 2013:

Name	Year	Perquisites and Other Personal Benefits ($) (1)	Insurance Premiums / Medical Reimbursements ($) (2)	Company Contributions to Retirement, 401(k) and Health Savings Plans ($) (3)	Tax Reimbursements ($) (4)	Dividends ($) (5)	Total ($)
J. Patrick Doyle (6)	2013	102,115	6,533	10,200	91,404	169,239	379,491
Michael T. Lawton	2013	6,880	7,858	10,200	10,610	49,824	85,372
Russell J. Weiner	2013	6,841	1,609	10,200	6,669	62,866	88,185
Richard E. Allison, Jr.	2013	11,099	3,327	10,200	11,824	47,197	83,647
Scott R. Hinshaw	2013	6,803	1,643	9,065	6,636	38,060	62,207

(1)	Mr. Doyle’s amount represents $89,927 for personal airplane usage and $12,188 in team member awards. Mr. Lawton’s amount represents $6,880 in team member awards. Mr. Weiner’s amount represents $6,841 in team member awards. Mr. Allison’s amount represents $3,366 for personal airplane usage and $7,733 in team member awards. Mr. Hinshaw’s amount represents $6,803 in team member awards.

(2)	Mr. Doyle’s amount represents company-paid benefit of $1,575 for umbrella liability insurance, company-paid benefit of $2,208 for group term life insurance, and company-paid medical expenses in the amount of $2,750. Mr. Lawton’s amount represents company-paid benefit of $925 for umbrella liability insurance company-paid benefit of $1,883 for group term life insurance, and company-paid medical expenses in the amount of $5,050. Mr. Weiner’s amount represents company-paid benefit of $925 for umbrella liability insurance and company-paid benefit of $684 for group term life insurance. Mr. Allison’s amount represents company-paid benefit of $925 for umbrella liability insurance company-paid benefit of $657 for group term life insurance and company-paid medical expenses in the amount of $1,745. Mr. Hinshaw’s amount represents company-paid benefit of $925 for umbrella liability insurance and company-paid benefit of $718 for group term life insurance.

(3)	Represents the amount of company match made to the Domino’s Pizza 401(k) Savings Plan.

(4)	Mr. Doyle’s amount represents tax gross up on umbrella liability insurance payments in the amount of $1,352, tax gross up on airplane usage in the amount of $77,223, tax gross up on company-paid medical expenses in the amount of $2,362, and tax gross up on certain other perquisites in the amount of $10,467. Mr. Lawton’s amount represents tax gross up on umbrella liability insurance payments in the amount of $794, tax gross up on company-paid medical expenses in the amount of $4,337, and tax gross up on certain other perquisites in the amount of $5,479. Mr. Weiner’s amount represents tax gross up on umbrella liability insurance payments in the amount of $794 and tax gross up on certain other perquisites in the amount of $5,875. Mr. Allison’s amount represents tax gross up on umbrella liability insurance payments in the amount of $794, tax gross up on airplane usage in the amount of $2,891, tax gross up for company-paid medical expenses in the amount of $1,499, and tax gross up on certain other perquisites in the amount of $6,640. Mr. Hinshaw’s amount represents tax gross up on umbrella liability insurance payments in the amount of $794 and tax gross up on certain other perquisites in the amount of $5,842.

(5)	Represents the dividends accrued on unvested performance shares that were paid during 2014 at the vesting of such performance shares. Amounts include a $3.00 special dividend paid in March of 2012, and a $0.20 per share dividend paid by the Company on a quarterly basis beginning in March of 2013.

(6)	Mr. Doyle reimbursed the Company $1,595 in accordance with his Time Sharing Agreement for usage of the corporate aircraft in excess of the allotted hours provided to him in his Employment Agreement.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning non-equity incentive plan awards and individual grants of stock options and restricted stock made during the fiscal year ended December 29, 2013 to each of the named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($) (5)	Target ($) (6)	Maximum ($) (7)	Threshold (#)	Target (#) (1)		Maximum (#)
J. Patrick Doyle		0	1,751,000	5,000,000	—	—		—	—	—	—
	02/13/2013	—	—	—	—	—		—	91,140	45.47	1,313,327
	02/27/2013	—	—	—	—	—		—	140,480	46.83	2,077,699
	02/13/2013	—	—	—	—	4,815	(8)	—	—	—	218,938
	02/27/2013	—	—	—	—	11,092	(9)	—	—	—	519,439
	12/10/2013	—	—	—	—	26,487	(10)	—	—	—	1,847,203
Michael T. Lawton		0	435,750	5,000,000	—	—		—	—	—	—
	02/27/2013	—	—	—	—	—		—	29,700	46.83	439,263
	07/17/2013	—	—	—	—	—		—	14,480	63.05	275,120
	02/27/2013	—	—	—	—	2,345	(11)	—	—	—	109,816
	07/17/2013	—	—	—	—	1,092	(12)	—	—	—	68,851
	12/10/2013	—	—	—	—	8,251	(13)	—	—	—	575,425
Russell J. Weiner		0	455,800	5,000,000	—	—		—	—	—	—
	02/27/2013	—	—	—	—	—		—	37,020	46.83	547,526
	07/17/2013	—	—	—	—	—		—	17,110	63.05	325,090
	02/27/2013	—	—	—	—	2,922	(14)	—	—	—	136,837
	07/17/2013	—	—	—	—	1,290	(15)	—	—	—	81,335
	12/10/2013	—	—	—	—	8,039	(16)	—	—	—	560,640
Richard E. Allison, Jr.		0	435,750	5,000,000	—	—		—	—	—	—
	02/27/2013	—	—	—	—	—		—	19,670	46.83	290,919
	07/17/2013	—	—	—	—	—		—	14,480	63.05	275,120
	02/27/2013	—	—	—	—	1,555	(17)	—	—	—	72,820
	07/17/2013	—	—	—	—	1,092	(18)	—	—	—	68,851
	12/10/2013	—	—	—	—	6,474	(19)	—	—	—	451,497
Scott R. Hinshaw		0	317,750	5,000,000	—	—		—	—	—	—
	02/27/2013	—	—	—	—	—		—	21,780	46.83	322,126
	07/17/2013	—	—	—	—	—		—	11,190	63.05	212,610
	02/27/2013	—	—	—	—	1,720	(20)	—	—	—	80,548
	07/17/2013	—	—	—	—	845	(21)	—	—	—	53,277
	12/10/2013	—	—	—	—	5,625	(22)	—	—	—	392,287

(1)	Represents one or more tranches of a performance share award of Domino’s Pizza, Inc. common stock in accordance with the vesting schedule of each respective performance share grant. Each vesting tranche contains a performance condition established annually by the Compensation Committee. In order for each tranche to vest, such performance condition must be achieved and the named executive officer must be an employee of the Company on such vesting date, except under certain circumstances including death and qualified retirement. The awards shown for these performance shares represent the tranches of the award or the number of shares in each award that have been valued. Any remaining number of shares from a respective performance share grant will be valued when the performance condition is established for such tranche of shares.

(2)	All option awards granted in 2013 vest one-fourth per year over 4 years beginning on the first anniversary of the grant date and have a 10-year term, provided the named executive officer remains a current employee, or under certain circumstances including death and qualified retirement.

(3)	Reflects the closing price of Domino’s Pizza, Inc. common stock on the NYSE on the date of grant.

(4)	Represents the total ASC 718 fair value of the option awards. Also, represents the total fair value of the stock awards.

(5)	Represents the amount to which such executive would be entitled if the Company had achieved 85% of its annual performance target under the Domino’s Pizza Senior Executive Annual Incentive Plan.

(6)	Represents the amount to which such executive would be entitled if the Company had achieved 100% of its annual performance incentive target under the Domino’s Pizza Senior Executive Annual Incentive Plan.

(7)	Represents the annual maximum amount which such executive would be entitled to receive under the Domino’s Pizza Senior Executive Annual Incentive Plan.

(8)	Represents one-fourth of the maximum shares awarded under this performance share award and the maximum number of shares awarded under this performance share award is 19,260.

(9)	Represents one-fourth of the maximum shares awarded under this performance share award and the maximum number of shares awarded under this performance share award is 44,370.

(10)	Represents the sum of; (i) one-third of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 31,740, (ii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 19,260, and (iii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 44,370.

(11)	Represents one-fourth of the maximum shares awarded under this performance share award and the maximum number of shares awarded under this performance share award is 9,380.

(12)	Represents one-fourth of the maximum shares awarded under this performance share award and the maximum number of shares awarded under this performance share award is 4,370.

(13)	Represents the sum of; (i) one-third of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 11,480, (ii) one-third of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 2,960, (iii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 9,380, and (iv) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 4,370.

(14)	Represents one-fourth of the maximum shares awarded under this performance share award and the maximum number of shares awarded under this performance share award is 11,690.

(15)	Represents one-fourth of the maximum shares awarded under this performance share award and the maximum number of shares awarded under this performance share award is 5,160.

(16)	Represents the sum of; (i) one-third of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 11,480, (ii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 11,690, and (iii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 5,160.

(17)	Represents one-fourth of the maximum shares awarded under this performance share award and the maximum number of shares awarded under this performance share award is 6,220.

(18)	Represents one-fourth of the maximum shares awarded under this performance share award and the maximum number of shares awarded under this performance share award is 4,370.

(19)	Represents the sum of; (i) one-third of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 11,480, (ii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 6,220, and (iii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 4,370.

(20)	Represents one-fourth of the maximum shares awarded under this performance share award and the maximum number of shares awarded under this performance share award is 6,880.

(21)	Represents one-fourth of the maximum shares awarded under this performance share award and the maximum number of shares awarded under this performance share award is 3,380.

(22)	Represents the sum of; (i) one-third of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 9,180, (ii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 6,880, and (iii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 3,380.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information on outstanding option and stock awards for named executive officers as of December 29, 2013:

	Option Awards					Stock Awards
	Number of Securitie sUnderlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
J. Patrick Doyle	160,000	—	10.88	07/16/18	(1)	—	—	—	—
	40,000	—	7.88	07/16/18	(2)	—	—	—	—
	103,500	—	10.06	07/18/17	(3)	—	—	—	—
	135,000	—	10.06	09/14/17	(3)	—	—	—	—
	60,000	—	7.97	07/16/19	(4)	—	—	—	—
	166,666	—	12.43	02/25/20	(4)	—	—	—	—
	83,334	—	9.43	02/25/20	(2)	—	—	—	—
	62,333	—	16.49	02/23/21	(4)	—	—	—	—
	62,333	62,334	13.49	02/23/21	(2)	—	—	—	—
	26,196	52,394	30.48	02/23/22	(4)	—	—	—	—
	10,580	21,160	30.48	02/23/22	(4)	—	—	—	—
	—	91,140	45.47	02/13/23	(5)	—	—	—	—
	—	140,480	46.83	02/27/23	(6)	—	—	—	—
	—	—	—	—		—	—	20,834	1,462,547
	—	—	—	—		—	—	21,160	1,485,432
	—	—	—	—		—	—	19,260	1,352,052
	—	—	—	—		—	—	44,370	3,114,774
Michael T. Lawton	28,000	—	8.96	07/26/16	(1)	—	—	—	—
	80,000	—	10.88	07/16/18	(1)	—	—	—	—
	20,000	—	7.88	07/16/18	(2)	—	—	—	—
	9,000	—	11.23	07/26/16	(3)	—	—	—	—
	76,500	—	10.06	07/18/17	(3)	—	—	—	—
	30,000	—	7.97	07/16/19	(4)	—	—	—	—
	16,666	—	12.32	07/20/20	(4)	—	—	—	—
	8,334	—	9.32	07/20/20	(2)	—	—	—	—
	5,000	—	25.78	07/20/21	(4)	—	—	—	—
	5,000	5,000	22.78	07/20/21	(2)	—	—	—	—
	3,230	6,460	32.69	07/20/22	(4)	—	—	—	—
	—	29,700	46.83	02/27/23	(6)	—	—	—	—
	—	14,480	63.05	07/17/23	(5)	—	—	—	—
	—	—	—	—		—	—	5,000	351,000
	—	—	—	—		—	—	1,974	138,575
	—	—	—	—		—	—	7,654	537,311
	—	—	—	—		—	—	9,380	658,476
	—	—	—	—		—	—	4,370	306,774

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
Russell J. Weiner	180,000	—	10.06	09/22/18	(3)	—	—	—	—
	45,000	—	7.06	09/22/18	(2)	—	—	—	—
	30,000	—	7.97	07/16/19	(4)	—	—	—	—
	16,666	—	12.32	07/20/20	(4)	—	—	—	—
	8,334	—	9.32	07/20/20	(2)	—	—	—	—
	5,000	—	25.78	07/20/21	(4)	—	—	—	—
	5,000	5,000	22.78	07/20/21	(2)	—	—	—	—
	3,230	6,460	32.69	07/20/22	(4)	—	—	—	—
	—	37,020	46.83	02/27/23	(6)	—	—	—	—
	—	17,110	63.05	07/17/23	(5)	—	—	—	—
	—	—	—	—		—	—	5,000	351,000
	—	—	—	—		—	—	7,654	537,311
	—	—	—	—		—	—	11,690	820,638
	—	—	—	—		—	—	5,160	362,232
Richard E. Allison, Jr.	33,333	—	17.53	03/14/21	(4)	—	—	—	—
	33,333	33,334	14.53	03/14/21	(2)	—	—	—	—
	1,666	—	25.78	07/20/21	(4)	—	—	—	—
	1,667	1,667	22.78	07/20/21	(2)	—	—	—	—
	3,230	6,460	32.69	07/20/22	(4)	—	—	—	—
	—	19,670	46.83	02/27/23	(6)	—	—	—	—
	—	14,480	63.05	07/17/23	(5)	—	—	—	—
	—	—	—	—		—	—	13,334	936,047
	—	—	—	—		—	—	1,667	117,023
	—	—	—	—		—	—	7,654	537,311
	—	—	—	—		—	—	6,220	436,644
	—	—	—	—		—	—	4,370	306,774
Scott R. Hinshaw	8,000	—	8.96	07/26/16	(1)	—	—	—	—
	60,000	—	10.88	07/16/18	(1)	—	—	—	—
	15,000	—	7.88	07/16/18	(2)	—	—	—	—
	1,500	—	11.23	07/26/16	(3)	—	—	—	—
	18,000	—	10.06	07/18/17	(3)	—	—	—	—
	45,000	—	10.06	09/14/17	(3)	—	—	—	—
	20,000	—	7.97	07/16/19	(4)	—	—	—	—
	13,333	—	12.32	07/20/20	(4)	—	—	—	—
	6,667	—	9.32	07/20/20	(2)	—	—	—	—
	4,166	—	25.78	07/20/21	(4)	—	—	—	—
	4,167	4,167	22.78	07/20/21	(2)	—	—	—	—
	2,586	5,174	32.69	07/20/22	(4)	—	—	—	—
	—	21,780	46.83	02/27/23	(6)	—	—	—	—
	—	11,190	63.05	07/17/23	(5)	—	—	—	—
	—	—	—	—		—	—	4,167	292,523
	—	—	—	—		—	—	6,120	429,624
	—	—	—	—		—	—	6,880	482,976
	—	—	—	—		—	—	3,380	237,276

(1)	Option awards granted 10 years prior to the option expiration date and vest in equal annual installments over five years beginning on the first anniversary of the grant date, or upon a change of control or certain employment terminations.

(2)	Option awards that have the same expiration date but different option exercise prices result from the receipt by the holders of unvested options of a reduction in option exercise price in connection with the ABS Recapitalization, as described above.

(3)	Option awards granted in connection with a stock option exchange program completed in 2009, vest over the same period and have the same term as the option awards for which they were exchanged (generally 20% over 5 years and a 10-year term), and were granted with an exercise price no less than $1.00 above the closing price of Domino’s Pizza, Inc. common stock on the NYSE on the date the stock option exchange program was accepted.

(4)	Option awards granted 10 years prior to the option expiration date and vest in equal annual installments over three years beginning on the first anniversary of the grant date, or upon a change of control or certain employment terminations.

(5)	Option awards granted 10 years prior to the option expiration date and vest in equal annual installments over four years beginning on the first anniversary of the grant date, or upon a change of control or certain employment terminations.

(6)	Option awards granted in connection with the company’s issuance of a quarterly dividend, for which option awards were not eligible.

(7)	Awards of performance shares of Domino’s Pizza, Inc. common stock historically vested equally over three years in separate tranches. Beginning in 2013, performance awards vest equally over four years in separate tranches. Each vesting tranche contains a performance condition established annually by the Compensation Committee. In order for each tranche to vest such performance condition must be achieved and the named executive officer must be an employee of the Company on such vesting date, except under certain circumstances including death and qualified retirement.

OPTION EXERCISES AND STOCK VESTED

The following table provides information relating to option exercises and stock vesting for named executive officers during 2013:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
J. Patrick Doyle	71,250	4,367,141	56,413	2,716,850
Michael T. Lawton	120,500	6,229,620	18,146	1,185,899
Russell J. Weiner	—	—	22,160	1,419,164
Richard E. Allison, Jr.	—	—	18,826	1,062,724
Scott R. Hinshaw	4,250	241,000	13,894	921,857

(1)	Equals the stock price on the NYSE on exercise date minus the option exercise price multiplied by the number of shares acquired on exercise.

(2)	Equals the stock price on the NYSE on vesting date multiplied by the number of shares acquired on vesting. Value realized also includes an accrued cash dividend of $3.00 per share tied to shares vesting in 2013 as a result of the special dividend paid in April 2012, and an accrued cash dividend for each quarterly dividend paid prior to vesting.

NON-QUALIFIED DEFERRED COMPENSATION

A select group of management or highly compensated employees as defined by the Employee Retirement Income and Security Act of 1974, as amended, are eligible to participate in the Domino’s Pizza Deferred Compensation Plan. The purpose of this plan is to provide supplemental retirement income and to permit eligible employees the option to defer receipt of compensation pursuant to the terms of the Domino’s Pizza Deferred Compensation Plan.

Participants are able to defer a portion of eligible compensation (including base salary and the annual performance incentive). Participants elect a specific date or event (termination) for payment of deferred compensation and the form of the payment, either lump sum or installments. Participants are able to invest their deferrals in a lineup of mutual funds that are the same as the Domino’s Pizza 401(k) Savings Plan (the “401(k)”) lineup, with the following exceptions: the 401(k) includes the choice of the Fidelity Managed Income Fund and the SSgA Midcap Index Fund, while the Domino’s Pizza Deferred Compensation Plan includes the choice of the Fidelity Retirement Money Market Fund, the Dreyfus Midcap Index Fund and the Vanguard Inflation-Protected Securities Fund.

The following table provides information on non-qualified deferred compensation plans for named executive officers as of December 29, 2013:

Name	Executive Contributions in Last Fiscal Year ($)		Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($) (1)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
J. Patrick Doyle	—		—	—	—	—
Michael T. Lawton	—		—	—	—	—
Russell J. Weiner	—		—	—	—	—
Richard E. Allison, Jr.	—		—	—	—	—
Scott R. Hinshaw	59,458	(2)	—	73,310	—	419,744

(1)	Reflects market-based earnings on amounts deferred by plan participants.

(2)	This entire amount is included in salary for Mr. Hinshaw in the Summary Compensation Table.

POTENTIAL POST EMPLOYMENT PAYMENTS TO EXECUTIVE OFFICERS

Each of Messrs. Doyle, Lawton, Weiner, Allison and Hinshaw is a party to an employment agreement providing for payments in connection with such officer’s termination. Under Mr. Doyle’s employment agreement, effective as of March 8, 2013, upon involuntary termination by the Company without cause prior to the end of the term of the agreement, or if Mr. Doyle terminates voluntarily for good reason, defined as material diminution of his responsibilities, relocation or the failure of the Company to pay Mr. Doyle, Mr. Doyle will receive an amount equal to two times his then-annual base salary. Such amount will be paid in a payment equal to six times Mr. Doyle’s base monthly salary made six months after termination of employment and monthly payments equal to Mr. Doyle’s base monthly salary for the next 18 months as well as a prorated annual performance incentive under the Amended 162(m) Plan.

Under the employment agreements of Messrs. Lawton, Weiner, Allison and Hinshaw, upon involuntary termination prior to the end of the term of the agreement, or if the named executive officer terminates voluntarily for good reason, defined as material diminution of the executive’s responsibilities, relocation or the failure of the Company to pay the executive, the named executive officer receives an amount equal to his then-annual base salary paid as follows; a payment equal to six times the named executive officer’s base monthly salary made six months after termination of employment and monthly payments equal to the executive’s base monthly salary for the next six months. The named executive officers are entitled to a prorated annual performance incentive under the Amended 162(m) Plan. In addition, during the severance period, each named executive officer, including

Mr. Doyle, is entitled to continued medical insurance coverage. Equity awards and other benefits are governed by the terms of those programs. Each of the employment agreements for the named executive officers, including Mr. Doyle, contains a two year non-competition and non-solicitation provision.

The terms of the employment agreements of Messrs. Doyle, Lawton, Weiner, Allison and Hinshaw were established through arms-length negotiations between the Company and each executive. The Company uses peer group compensation surveys and data to establish an acceptable salary range for each executive position and then negotiates with successful candidates to arrive at a fully negotiated base salary. The base salary amounts, other severance amounts and severance periods are established by the Compensation Committee and the Company’s management in order to attract, motivate and retain talented individuals to help the Company achieve its business goals and objectives.

The following table sets forth aggregate estimated payment obligations to each of the named executive officers assuming a termination happened on December 29, 2013:

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Voluntary Termination ($)	Death ($)	Disability ($)	Change in Control ($) (1)
J. Patrick Doyle	Severance Pay	1,751,000	1,751,000	—	—	—	—
	Equity Award Acceleration	—	—	—	—	—	19,408,242

	Total	1,751,000	1,751,000	—	—	—	19,408,242
Michael T. Lawton	Severance Pay	435,750	435,750	—	—	—	—
	Equity Award Acceleration	—	—	—	—	—	3,269,171

	Total	435,750	435,750	—	—	—	3,269,171
Russell J. Weiner	Severance Pay	455,800	455,800	—	—	—	—
	Equity Award Acceleration	—	—	—	—	—	3,538,089

	Total	455,800	455,800	—	—	—	3,538,089
Richard E. Allison, Jr.	Severance Pay	435,750	435,750	—	—	—	—
	Equity Award Acceleration	—	—	—	—	—	5,074,086

	Total	435,750	435,750	—	—	—	5,074,086
Scott R. Hinshaw	Severance Pay	317,750	317,750	—	—	—	—
	Equity Award Acceleration	—	—	—	—	—	2,423,082

	Total	317,750	317,750	—	—	—	2,423,082

(1)	This represents the cumulative value of the equity awards that would accelerate upon a change in control. The amount represents the total of; (i) the difference between the price of Domino’s Pizza, Inc. common stock at the last business day of the registrant’s last completed fiscal year and the exercise price multiplied by the number of options that would accelerate, and (ii) the price of Domino’s Pizza, Inc. common stock at the last business day of the registrant’s last completed fiscal year multiplied by the number of performance shares that would accelerate.

PROPOSAL TWO: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

At our 2013 annual meeting, the Company provided shareholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers as disclosed in our 2013 Proxy Statement. This non-binding advisory vote is commonly referred to as “say-on-pay.” At our 2013 annual meeting, our shareholders overwhelmingly approved the proposal, with more than 93% of the votes cast voting in favor of the say-on-pay proposal.

In keeping with the preference expressed by our shareholders at the 2011 annual meeting, our Board has elected to hold a say-on-pay vote on an annual basis. Accordingly, this year we are again asking our shareholders to vote “FOR” the approval of the compensation of our named executive officers as disclosed in this Proxy Statement. Shareholders will be asked to vote again on how frequently we should hold the say-on-pay vote no later than the Company’s 2017 annual meeting.

The Compensation Discussion and Analysis beginning on page 17 of this Proxy Statement describes the Company’s executive compensation program and the compensation decisions that the Compensation Committee and Board of Directors made in 2013 with respect to the compensation of our named executive officers.

The Board of Directors is asking shareholders to cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and any related material contained in this proxy statement, is hereby APPROVED.”

As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports the Company’s business strategy and aligns the interests of our executives with our shareholders. In approving the 2013 compensation decisions for the named executive officers, the Compensation Committee considered the financial performance of the Company in 2012. In fiscal 2012, the Company’s financial results significantly exceeded its 2012 business plan and goals. The Company’s named executive officers contributed greatly to these achievements and, therefore, the compensation of the named executive officers was increased.

For these reasons, the Board is asking shareholders to again support this “say-on-pay” proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders and will continue to consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

COMPENSATION OF DIRECTORS

For 2013, each independent Director was paid a $50,000 annual retainer, plus $2,000 for each Board meeting and $1,500 for each qualified committee meeting attended, including telephonic meetings, for all services, plus reimbursement of expenses. If more than one qualified meeting is held on the same day, a separate fee is paid for each meeting attended. Meetings of the Audit, Compensation and the Nominating and Corporate Governance Committees are qualified meetings, as are meetings of any special committees established from time to time. In addition, the Chair of the Audit Committee is paid a retainer of $20,000 per year, the Chair of the Compensation Committee is paid a retainer of $15,000 per year and the Chair of the Nominating and Corporate Governance Committee is paid a retainer of $10,000 per year.

For 2013, independent Directors also received an annual equity award of restricted stock under the EIP that was targeted at an approximate value of $100,000 on the grant date, which resulted in an annual grant of 2,200 shares of restricted stock of Domino’s Pizza, Inc. common stock. The restricted stock granted to Directors has a one-year vesting period (subject to special provisions in the case of resignation, retirement or death). On February 27, 2013, independent Directors who were option holders received an Additional Equity Grant pursuant to the corporate action described on page 24. The Additional Equity Grants consisted of an aggregate of 8,040 shares of restricted stock and have the same terms and conditions as the annual equity awards granted to Directors.

For 2014, the Board approved the following changes to the Company’s independent Director compensation; (i) the annual retainer for each independent Director was increased to $65,000, (ii) an annual Audit Committee member retainer of $7,500 was added, (iii) an annual Compensation Committee member retainer of $5,000 was added, (iv) an annual Nominating and Corporate Governance committee member retainer of $5,000 was added, and (v) board and committee meeting attendance fees were eliminated. The annual Chair retainer for each committee remained the same in 2014 as 2013. The equity portion of the independent Director compensation arrangement also remained the same. This year, the annual equity award consisted of 1,420 shares of restricted stock. The restricted stock granted to Directors has a one-year vesting period (subject to special provisions in the case of resignation, retirement or death). As discussed above, Directors are also eligible for the qualified retirement provision in the Company’s equity awards. As of December 29, 2013, Messrs. Brandon and Hamilton and Ms. Cantor are the only Directors who had achieved the qualified retirement requirements.

For 2013, Mr. Brandon, Chairman of the Board of Directors, received an annual cash retainer of $200,000, paid in equal monthly installments, as compensation for his service as non-executive Chairman of the Board of Directors. Mr. Brandon will receive the same retainer amount for 2014. In addition, Mr. Brandon was to receive an equity award in both years with a target value of $150,000 on the grant date. For 2013, such equity award was granted in the form of 3,300 shares of restricted stock with a one-year vesting period in accordance with the terms of the Company’s Restricted Stock Agreement for Directors. For 2014, such equity award was granted in the form of 2,120 shares of restricted stock with a one-year vesting period in accordance with the terms of the Company’s Restricted Stock Agreement for Directors.

The following table provides information concerning compensation for the Company’s Directors during 2013:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($) (3)		Total ($)
David A. Brandon	200,000	150,051	—	—	14,827	13,440		378,318
Andrew B. Balson	79,000	221,792	—	—	—	8,970		309,762
Diana F. Cantor	92,000	130,474	—	—	—	8,970		231,444
Richard Federico	64,500	100,034	—	—	—	8,970		173,504
James A. Goldman	64,500	130,474	—	—	6,297	8,970		210,241
Vernon “Bud” O. Hamilton	82,000	263,471	—	—	—	9,180	(4)	354,651
Gregory A. Trojan	69,000	130,474	—	—	3,924	8,970		212,368

(1)	Amounts in the “Stock Awards” column reflect the fair value related to grants of restricted stock and performance shares pursuant to our Amended 2004 Equity Incentive Plan. Assumptions used in the calculation of these amounts are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended December 29, 2013 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 25, 2014.

(2)	The amounts listed represent the earnings on Messrs. Brandon, Goldman, and Trojan’s Non-Qualified Deferred Compensation account balances. This is further detailed in the table of Director Non-Qualified Deferred Compensation on page 42. No other Directors currently participate in, nor have balances under, the Non-Qualified Deferred Compensation Plan.

(3)	Represents the $3.00 special dividend declared in March 2012 that was accrued on unvested restricted stock and was paid upon the vesting dates of such restricted stock.

(4)	Includes reimbursement of certain fees incurred in the receipt of director payments.

As previously discussed, in 2013 the deferred compensation program was made available to the Company’s Directors. The following table provides information on non-qualified deferred compensation plans for participating Directors as of December 29, 2013:

Name	Director Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
David A. Brandon	183,333	—	14,827	—	198,160
Andrew B. Balson	—	—	—	—	—
Diana F. Cantor	—	—	—	—	—
Richard L. Federico	—	—	—	—	—
James A. Goldman	61,000	—	6,297	—	67,297
Vernon “Bud” O. Hamilton	—	—	—	—	—
Gregory A. Trojan	69,000	—	3,924	—	72,924

(1)	Entire amounts contributed by participants are included as “Fees Earned or Paid in Cash” in the Director Compensation Table above.

(2)	Reflects market-based earnings on amounts deferred by plan participants.

The following table shows the number of shares underlying outstanding option awards for the Company’s non-employee Directors as of December 29, 2013:

Name	Outstanding Option Awards	Outstanding Stock Awards
David A. Brandon	—	3,300
Andrew B. Balson	35,000	4,800
Diana F. Cantor	6,000	2,850
Richard L. Federico	—	2,200
James A. Goldman	6,000	2,850
Vernon “Bud” O. Hamilton	62,000	5,690
Gregory A. Trojan	—	2,850

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of December 29, 2013, the end of the Company’s last fiscal year, (a) the number of securities that could be issued upon exercise of outstanding options under the Company’s equity compensation plans, (b) the weighted-average exercise price of outstanding options under such plans, and (c) the number of securities remaining available for future issuance under such plans, excluding securities that could be issued upon exercise of outstanding options.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column) (1)
Equity compensation plans approved by shareholders	4,317,065	$17.17	3,862,973
Equity compensation plans not approved by shareholders	—	—	—

Total	4,317,065	$17.17	3,862,973

(1)	Includes 266,490 shares that may be issued under the Domino’s Pizza, Inc. Employee Stock Payroll Deduction Plan.

TISM, Inc. Fourth Amended and Restated Stock Option Plan

The TISM, Inc. Fourth Amended and Restated Stock Option Plan (the “TISM Plan”) was adopted by the Board on June 25, 2003 and approved by the Company’s shareholders on June 25, 2003. The non-voting common stock issuable upon exercise of options under the TISM Plan is convertible into shares of Domino’s Pizza, Inc. common stock upon transfer to a non-affiliate of the holder or otherwise in a brokerage transaction. In connection with the Domino’s Pizza initial public offering in July 2004, the Company amended the TISM Plan to terminate the ability to issue additional options under the TISM Plan. Outstanding awards previously granted under the Company’s existing stock option plan continued to be governed by such plan. On December 29, 2013, there were no outstanding options to purchase shares of non-voting common stock under the TISM Plan.

Domino’s Pizza, Inc. 2004 Equity Incentive Plan

The Domino’s Pizza, Inc. 2004 Equity Incentive Plan was adopted by the Board on June 1, 2004 and approved by the Company’s shareholders, an Amended Domino’s Pizza, Inc. 2004 Equity Incentive Plan (the “EIP Plan”), was approved by shareholders at the 2008 annual meeting of shareholders and a further amendment to the EIP Plan was approved by shareholders at the 2009 annual meeting of shareholders. The outstanding options issued under the EIP Plan prior to July 2009 generally vest ratably over a five-year period, the outstanding options issued under the EIP Plan beginning in July 2009 through February 2013 generally vest ratably over a three-year period, and outstanding options issued under the EIP Plan beginning in February 2013 generally vest ratably over a four-year period. As of December 29, 2013, there were 4,317,065 options outstanding at a weighted average exercise price equal to $17.17 per share, of which 3,464,614 were exercisable at a weighted average exercise price equal to $11.15 per share, 24,540 shares of restricted stock and 602,636 performance shares currently issued and outstanding under the EIP Plan. As of December 29, 2013, there were a total of 3,596,483 authorized but unissued shares under the EIP Plan.

Under the EIP Plan, there were a total of 4,944,241 options, performance shares and shares of restricted stock currently issued and outstanding and a total of 3,464,614 of such options were fully vested.

The Board may make grants to employees, directors, consultants and other service providers. The number of shares reserved for issuance under the EIP Plan includes (1) 15,600,000 shares of common stock, plus (2) any shares returned to the EIP Plan as a result of termination of options that were granted under the EIP Plan (by reason of forfeiture) and any shares held back in satisfaction of tax withholding requirements from shares that would otherwise have been delivered pursuant to an award.

The maximum number of shares of stock for which options may be granted to any person in any calendar year or that may be delivered to any person in any calendar year will each be 1,000,000. Incentive stock options may be granted only to employees. The exercise price of all incentive stock options granted under the EIP Plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of non-statutory stock options granted under the EIP Plan is determined by the Plan administrator, but with respect to non-statutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m), the exercise price must be at least equal to the fair market value of Domino’s Pizza, Inc. common stock on the date of grant. With respect to any participant who owns stock representing more than 10% of the total combined voting power of all classes of the Company’s outstanding capital stock, the exercise price of any incentive stock option grant must be at least equal to 110% of the fair market value on the grant date, and the term of such incentive stock option must not exceed five years. The term of all other incentive stock options granted under the EIP Plan may not exceed ten years.

CERTAIN TRANSACTIONS INVOLVING MANAGEMENT OR 5% OR GREATER SHAREHOLDERS

Review and Approval of Related Person Transactions

The Company reviews relationships and transactions in which the Company and its Directors and executive officers or their immediate family members are participants to determine whether such related persons have a direct or indirect material interest. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the Directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction. The Company does not currently have a specific written policy on the review, approval or ratification of transactions required to be reported under Section 404(a) of Regulation S-K, but the Company has enacted a Code of Business Conduct and Ethics for Directors, Officers and Employees as well as Corporate Governance Principles, both of which contain provisions relating to possible conflicts of interest of employees, Directors and officers of the Company. The Company’s Board of Directors is to review, approve or ratify any potential related person transaction and consider the nature of the related person’s interest in the transaction, the material terms of the transaction, the relative importance of the transaction to the related person, the relative importance of the transaction to the Company, whether the transaction would impair the judgment of a Director or officer of the Company and any other matters deemed important. As required under SEC rules, transactions with any related person that are determined to be directly or indirectly material are disclosed in the Company’s Proxy Statement.

Time Sharing Agreement with Patrick Doyle for Use of Corporate Aircraft

In accordance with the terms of the Time Sharing Agreement between Domino’s Pizza LLC and J. Patrick Doyle, the Company’s President and Chief Executive Officer and a member of the Company’s Board of Directors, dated as of February 25, 2010, Mr. Doyle is entitled to 35 hours per year of personal use of the Company aircraft without charge and he shall pay the Company for any personal use in excess of the 35 hours at a reimbursement rate set by the Federal Aviation Regulations. For 2013, Mr. Doyle’s personal use of the Company aircraft totaled 35.3 hours and, therefore, he reimbursed the Company $1,595 for an additional three-tenths of an hour of personal use.

Japan Master Franchisee

In December 2009, the Domino’s Pizza Master Franchisee for Japan, Higa Industries Co., entered into an agreement to sell the controlling interest of such Master Franchisee to funds sponsored by Bain Capital Partners, LLC. One current member of the Company’s Board of Directors, Andrew Balson, was employed by Bain Capital Partners, LLC during 2013. Mr. Balson does not serve as an officer, director or as a party of the management team of the Japan Master Franchisee. In 2013, the Japan Master Franchisee paid $7,821,855 in franchise royalties to the Company and $111,000 in store franchise fees. In addition, in 2013, the funds sponsored by Bain Capital Partners, LLC sold a 75% controlling interest in the Japan Master Franchisee to Domino’s Pizza Enterprises Ltd.

Supplier Agreement

The Company has a supply agreement with Griffith Laboratories U.S.A., Inc. (“Griffith”) for the provision of certain ingredients that are used in the production of certain dough products. The supply agreement is negotiated at arms-length on an annual basis and the overall relationship between the Company and Griffith is over 20 years old. The sister-in-law of Gregory A. Trojan, one of the members of the Company’s Board of Directors, is an executive at Griffith. In 2013, the Company purchased $1,039,818 in products from Griffith, less than two percent of the consolidated gross revenues of Griffith.

PROPOSAL THREE: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Company’s Audit Committee has selected PricewaterhouseCoopers LLP as the independent registered public accountants of the Company for the current fiscal year. Management expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the votes cast at the meeting in person or by proxy is necessary to ratify the selection of the Company’s independent registered public accountants for the current fiscal year. Under applicable law, listed company rules and the Company’s By-Laws, abstentions are counted as present; the effect of an abstention is the same as a “no” vote. Unless otherwise indicated, the persons named in the Proxy will vote all Proxies in favor of ratification. If the selection of PricewaterhouseCoopers LLP is not ratified, the Audit Committee will reconsider the selection of independent registered public accountants.

Even if the selection of PricewaterhouseCoopers LLP is ratified by shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of PricewaterhouseCoopers LLP and to engage another firm if the Committee determines such action to be necessary or desirable. Conversely, if the selection of PricewaterhouseCoopers LLP is not ratified by shareholders, the Audit Committee, in its discretion, could still decide to engage PricewaterhouseCoopers LLP for the 2014 audit if the Committee determines such action to be necessary or desirable.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE CURRENT FISCAL YEAR.

OTHER MATTERS

Attending the Annual Meeting

The Annual Meeting will be held on Tuesday, April 29, 2014 at 10:00 a.m. EDT at the Domino’s Pizza World Resource Center, 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105.

Shareholder Proposals Pursuant to Rule 14a-8

In order to be considered for inclusion in the proxy statement distributed to shareholders prior to the Annual Meeting of Shareholders in 2015, a shareholder proposal pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received by the Company no later than November 20, 2014 and must comply with the requirements of Rule 14a-8. Written requests for inclusion should be addressed to: Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105 Attention: Corporate Secretary. It is suggested that you mail your proposal by certified mail, return receipt requested.

Shareholder Proposals other than Pursuant to Rule 14a-8

Under the Company’s By-Laws, any shareholder of record of Domino’s Pizza, Inc. entitled to vote for the election of directors may nominate candidates for election to the Board or present other business at an annual meeting if a written notice is received by the Secretary of Domino’s Pizza at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Such written notice must set forth; (i) as to each person whom the shareholder proposes to nominate for election as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected), (ii) as to any other business to be brought before the meeting, (a) a brief description of the business, (b) the reasons for conducting such business and (c) any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made, and (iii) as to the shareholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (a) the name and address of such shareholder and such beneficial owner and (b) the number of shares of common stock that are held of record by such shareholder and owned beneficially by such beneficial owner.

The deadline for receipt of timely notice of shareholder proposals for submission to the Domino’s Pizza annual meeting of shareholders without inclusion in the Company’s 2015 Proxy Statement is February 28, 2015. Unless such notice is received by Domino’s Pizza at its corporate headquarters, Attention: Corporate Secretary, on or before the foregoing date, proxies with respect to such meeting will confer discretionary voting authority with respect to any such matter.

Interested Persons and Shareholder Communications to the Board of Directors

Shareholders and interested persons may communicate with the Board or one or more Directors by sending a letter addressed to the Board or to any one or more Directors in care of Corporate Secretary, Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, in an envelope clearly marked “shareholder communication.” The Corporate Secretary’s office will forward such correspondence unopened to either Ms. Cantor or to another independent Director as the Board may specify from time to time, unless the envelope specifies that it should be delivered to another Director.

“Householding” of Proxy Materials

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Domino’s Pizza, Inc., Investor Relations, 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, or calling Investor Relations at (734) 930-3008.

General Information

Our 2013 Annual Report has been mailed or made available to our shareholders with this Proxy Statement and is posted on our corporate website at www.dominosbiz.com. A copy of our Annual Report on Form 10-K for the fiscal year ended December 29, 2013, as filed with the Securities and Exchange Commission, will be sent to any shareholder, without charge, upon written request addressed to Investor Relations, Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105.

Management knows of no other business which may be properly brought before the Annual Meeting. However, if any other matters shall properly come before such meeting, it is the intention of the persons named in the enclosed form of Proxy to vote such Proxy in accordance with their best judgment on such matters.

It is important that Proxies be returned promptly. Therefore, whether or not you expect to attend the Annual Meeting in person, you are urged to fill in, sign and return the Proxy in the enclosed stamped, self-addressed envelope, or to vote electronically as described on page 1 of this Proxy Statement.

By order of the Board of Directors.

Adam J. Gacek Secretary

Annex A

Domino’s Pizza, Inc.

Officers and Directors

Executive Officers

J. Patrick Doyle

President, Chief Executive Officer and Director

Michael T. Lawton

Executive Vice President, Chief Financial Officer

O. Steve Akinboro

Executive Vice President, Team U.S.A.

Richard E. Allison, Jr.

Executive Vice President, International

Sherri L. Enright

Executive Vice President, PeopleFirst

Scott R. Hinshaw

Executive Vice President, Franchise Operations and Development

Lynn M. Liddle

Executive Vice President, Communications, Investor Relations and Legislative Affairs

John D. Macksood

Executive Vice President, Supply Chain Services

Kenneth B. Rollin

Executive Vice President, General Counsel

James G. Stansik

Executive Vice President, Franchise Relations

J. Kevin Vasconi

Executive Vice President, Chief Information Officer

Russell J. Weiner

Executive Vice President, Chief Marketing Officer

Board of Directors

David A. Brandon

Chairman of the Board

J. Patrick Doyle

President, Chief Executive Officer and Director

Andrew B. Balson

Director

Diana F. Cantor

Director

Richard L. Federico

Director

James A. Goldman

Director

Vernon “Bud” O. Hamilton

Director

Gregory A. Trojan

Director

A-1

DOMINO’S PIZZA, INC. ATTN: CORPORATE SECRETARY 30 FRANK LLOYD WRIGHT DRIVE ANN ARBOR, MI 48105

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees
01	Andrew B. Balson 02 Vernon “Bud” Hamilton

The Board of Directors recommends you vote FOR proposals 2 and 3:						For	Against	Abstain
2.	To approve, by non-binding vote, the compensation paid to the Company’s named executive officers, as disclosed in our proxy statement.					☐	☐	☐
3.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accountants of the Company for the current fiscal year.					☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000199474_1     R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com.

DOMINO’S PIZZA, INC.
Annual Meeting of Shareholders
April 29, 2014 10:00 AM EDT
This proxy is solicited by the Board of Directors

The undersigned hereby constitutes and appoints J. Patrick Doyle, Michael T. Lawton and Adam J. Gacek, and each of them, their true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of Domino’s Pizza, Inc. to be held at 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, on Tuesday, April 29, 2014, and at any adjournments thereof, on all matters coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote these shares unless you either sign and return this card or vote electronically.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors, FOR the approval of the compensation of the named executive officers and FOR the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accountants of the Company for the current fiscal year.

        Address Change/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

0000199474_2     R1.0.0.51160